SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Merrill Lynch & Co., Inc.

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Annual Meeting of Shareholders April 28, 2006 Harrison Conference Center & Hotel Princetown Forrestal Center Plainsboro, New Jersey 2006 proxy statement merrill lunch & co., inc.

March 10, 2006
Dear Shareholder:
We cordially invite you to attend Merrill Lynch’s Annual Meeting of Shareholders. The meeting will be held on Friday, April 28, 2006 at 9:30 a.m. Eastern Time at the Harrison Conference Center & Hotel — Princeton Forrestal Center, 900 Scudders Mill Road, Plainsboro, New Jersey.
At the meeting, you will vote on a number of important matters described in the attached Proxy Statement. There also will be an opportunity for you to ask questions, receive information about our business and discuss topics of interest regarding Merrill Lynch.
Your vote is very important regardless of the number of shares you own. Even if you plan to attend the meeting in person, please vote your proxy by telephone, by the internet or by completing and returning your proxy card by mail. Instructions on how to vote are included with your proxy card.
We look forward to your participation in the Annual Meeting, either through your proxy vote or your attendance at the meeting. If you need directions to the meeting location, or have a disability that may require special assistance, please contact our Corporate Secretary, Judith A. Witterschein, by mail at Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038-2510, by telephone at (212) 670-0432 or by e-mail at corporate secretary@ml.com.
Sincerely,
STAN O’NEAL
Chairman and Chief Executive Officer

Notice of Annual Meeting of Shareholders
April 28, 2006
The Annual Meeting of Shareholders (Annual Meeting) of Merrill Lynch & Co., Inc. (Merrill Lynch or the Company) will be held on Friday, April 28, 2006 at 9:30 a.m. Eastern Time at the Harrison Conference Center & Hotel — Princeton Forrestal Center, 900 Scudders Mill Road, Plainsboro, New Jersey.
At the meeting, you will be asked to:

•	elect three directors to the Board of Directors, each for a three-year term;

•	ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year;

•	vote on proposals submitted by shareholders; and

•	consider any other business properly brought at the meeting.
The accompanying Proxy Statement describes the matters being voted on and contains other information relating to the Company.
The record date for determining shareholders entitled to vote at the Annual Meeting was February 27, 2006 at 5:00 p.m. Eastern Time. A list of shareholders as of the record date will be available for inspection and review for any purpose germane to the Annual Meeting from April 18, 2006 through April 28, 2006 at our headquarters and principal executive offices located at 4 World Financial Center, New York, New York 10080-1315. In addition, during this period, a copy of the list will be available for inspection and review at the Merrill Lynch offices located at 800 Scudders Mill Road, Plainsboro, New Jersey. We also will make the list available at the Annual Meeting.

By Order of the Board of Directors

JUDITH A. WITTERSCHEIN
Corporate Secretary
New York, New York
March 10, 2006
In addition to the notice provided as part of the proxy materials for this Annual Meeting, public notice of the date of the Annual Meeting was included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which was filed with the Securities and Exchange Commission on November 7, 2005. Notice of the Annual Meeting also is posted on our Investor Relations website at www.ir.ml.com.

INFORMATION ABOUT OUR ANNUAL MEETING

Who is soliciting my vote?
This Proxy Statement is provided in connection with the solicitation of proxies by our Board of Directors for our Annual Meeting. Proxy materials, including the 2005 Annual Report and this Proxy Statement, were released to shareholders on March 10, 2006.
What am I being asked to vote on?
You are being asked to vote on:

•	the election of three Directors to the Board of Directors, each for a three-year term;

•	a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year; and

•	proposals submitted by shareholders.
What is the record date for the Annual Meeting?
February 27, 2006 at 5:00 p.m. Eastern Time is the record date for determining those shareholders who are entitled to vote at the Annual Meeting and at any adjournment or postponement of the meeting.
How many votes do I have?
You have one vote for each share of Merrill Lynch common stock and for each share of exchangeable securities (issued by one of our Canadian subsidiaries) that you owned on the record date.
How many votes can be cast by all shareholders?
A total of 946,244,100 votes may be cast, consisting of:

•	one vote for each of the 943,537,555 shares of our common stock, par value $1.33 1/3 per share, outstanding on the record date; and

•	one vote for each of the 2,706,545 shares of our exchangeable securities outstanding on the record date.

Each share of the exchangeable securities is exchangeable into, and has voting rights equivalent to, one share of our common stock.
There is no cumulative voting.
How many votes must be present to hold the Annual Meeting?
A majority of the votes that may be cast, or 473,122,051 votes, is needed to hold the Annual Meeting.
How do I vote?
If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. You must sign and date the proxy card and return it in the enclosed postage-paid envelope. As a holder of record, you also may vote by telephone or the internet. Instructions on how to vote by telephone or the internet are included with your proxy card.
If you hold your shares in street name (that is, if you hold your shares through a bank, broker or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you. This voting instruction form provides instruction on voting by mail, telephone or the internet.
If you want to vote in person at the Annual Meeting and you hold your shares in street name, you must obtain a proxy from your bank, broker or other holder of record authorizing you to vote. You must bring the proxy to the meeting.

How many votes will be required to elect the Directors or to adopt or ratify each of the proposals?
A plurality of the votes cast at the Annual Meeting is required to elect Directors to the Board of Directors.
A majority of the shares represented at the meeting and entitled to vote is required to adopt or ratify the management proposal and to adopt each of the shareholder proposals.
Can I change or revoke my vote?
Yes. To change your vote, you must cast a new vote:

•	by mailing a new proxy card with a later date; or

•	by telephone or the internet.
If you hold your shares in your name and you attend the Annual Meeting and vote in person, your vote will change any previously submitted proxy.
If you wish to revoke rather than change your vote, written revocation must be sent to the Corporate Secretary, at the address set forth below, prior to the Annual Meeting.
What if I do not indicate my vote for one or more of the matters on my proxy card?
If you return a signed proxy card without indicating your vote on a matter submitted at the meeting, your shares will be voted on that particular matter as follows:

•	for the election of the three persons named under the caption “Nominees for Election to the Board of Directors”;

•	for ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

•	against each of the shareholder proposals.
What if I withhold my vote or I vote to abstain?
In the election of Directors, you can vote for the three Directors named on the proxy card, or you can indicate that you are withholding your vote for any or all of the nominees. Withheld votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.
In connection with any of the management or shareholder proposals, you may vote for or against a proposal, or you may abstain from voting on a proposal. An abstention on any management or shareholder proposal will have the same effect as a vote against the proposal.
What happens if I do not vote my proxy?
If you do not vote shares held in your name, those shares will not be voted.
If you hold your shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated, those shares will be voted in the election of Directors and on the independent registered public accounting firm ratification proposal in proportion to the votes cast by all other shareholders.
If you hold your shares through any other broker, your shares can be voted in the election of Directors and on the independent registered public accounting firm ratification proposal at your broker’s discretion.
No broker may vote your shares on the shareholder proposals without your specific instructions.
If your broker votes your shares on some, but not all, of the proposals, the votes will be “broker non-votes” for any proposal on which they are not voted. Broker non-votes are not treated as votes cast and, therefore, will have no effect on the outcome of the relevant vote.
Will my vote be confidential?
Yes. Your vote will not be disclosed to our Directors or employees, except for a very limited number of employees involved in coordinating the vote tabulation process. An independent inspector reviews the vote tabulation process.
Our confidentiality policy does not apply to certain matters, such as contested elections or disputed votes.
How can I attend the Annual Meeting?
Only shareholders as of the record date, February 27, 2006 at 5:00 p.m. Eastern Time, may attend and vote at the Annual Meeting.
If you plan to attend the meeting, we ask that you notify our Corporate Secretary as set forth below.
To attend the meeting, you must bring with you:

•	photo identification; and

•	proof of ownership of your shares as of the record date, such as a letter or account statement from your bank or broker.
What happens if the Annual Meeting is postponed or adjourned?
Your proxy will remain valid and may be voted when the postponed or adjourned meeting is held. You may change or revoke your proxy until it is voted.
Could other matters be decided at the Annual Meeting?
If any other matters properly arise at the meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders designated on the proxy card. For further information, please see “Other Business” in this Proxy Statement.
Do any shareholders beneficially own more than 5% of Merrill Lynch’s common stock?
Yes. According to public filings, State Street Bank and Trust Company, as trustee of various Merrill Lynch employee benefit plans and as trustee and discretionary advisor to non-Merrill Lynch related accounts, beneficially owns more than 5% of our common stock.
For further information, please see “Owners of More than 5% of Our Common Stock” in this Proxy Statement.
Who will pay the expenses incurred in connection with the solicitation of my vote?
Merrill Lynch pays the cost of preparing proxy materials and soliciting your vote. We also pay all Annual Meeting expenses.
Georgeson Shareholder Communications Inc. has been retained to act as a proxy solicitor for an anticipated cost of $60,000 plus expenses. Certain Directors, officers or employees of Merrill Lynch or its subsidiaries, without additional compensation, also may solicit your vote in person, by telephone or by other means.
We reimburse brokers, including our subsidiary Merrill Lynch, Pierce, Fenner & Smith Incorporated, and other nominees for the cost of mailing materials to beneficial owners of our common stock under the rules of The New York Stock Exchange, Inc. (NYSE).
If you vote by telephone or the internet, any telephone or internet access charges will be borne by you.
Will Merrill Lynch’s independent registered public accounting firm participate in the Annual Meeting?
Yes. Merrill Lynch’s independent registered public accounting firm is Deloitte & Touche LLP and the Audit Committee of the Board of Directors has approved their appointment as our independent registered public accounting firm for the 2006 fiscal year. Representatives of Deloitte & Touche LLP will be present at the meeting, will be available to answer questions and will have the opportunity to make a statement should they desire to do so.

How are proxy materials distributed?
In order to save printing and mailing costs and eliminate unwanted mail for our shareholders, Merrill Lynch has adopted a procedure, permitted under the rules of the Securities and Exchange Commission (SEC), called householding. Under this procedure, we will send one copy of the 2005 Annual Report and this Proxy Statement to the address of any household at which two or more shareholders holding shares in street name reside if the shareholders appear to be members of the same family. We will follow this procedure unless one of the shareholders at the relevant address notifies us that he or she wishes to receive a separate copy.
Each shareholder who holds shares in street name will continue to receive a voter instruction form. Shareholders who hold Merrill Lynch shares in street name can request further information on householding through their banks, brokers or other holders of record.
Householding does not in any way affect the mailing of dividend checks to shareholders.
What should I do if I want to opt out of householding treatment for future Annual Meetings?
If you own your shares in street name, you can opt out of householding treatment by contacting your bank or broker.
What should I do if I want to request householding treatment for future Annual Meetings?
If you hold your shares in street name and you received more than one copy of the 2005 Annual Report and this Proxy Statement, you can elect to receive a single set of reports by contacting your bank or broker.
How can I receive copies of Merrill Lynch’s proxy materials?
To request copies of the 2005 Annual Report and this Proxy Statement, access our Investor Relations website at www.ir.ml.com or contact our Corporate Secretary as set forth below.
Can I view Merrill Lynch’s proxy materials electronically?
This Proxy Statement and the 2005 Annual Report are posted on our Investor Relations website at www.ir.ml.com. You also can use this website to view our other filings with the SEC, including Merrill Lynch’s Annual Report on Form 10-K for the fiscal year ended December 30, 2005 (2005 Form 10-K).
Can I elect to receive materials for future Annual Meetings electronically?
Shareholders may elect to view future Proxy Statements and Annual Reports over the internet instead of receiving paper copies in the mail. If you make this election, you will receive an e-mail message shortly after the Proxy Statement is released containing the internet address or link to access Merrill Lynch’s Proxy Statement and Annual Report. The e-mail also will include instructions for voting on the internet.
Opting to receive proxy materials electronically will save Merrill Lynch the cost of printing and mailing these documents to you.
In order to receive these materials electronically, you must follow the applicable procedure below:

•	If you are a holder of record and you vote on the internet, you can choose to receive our Proxy Statements and Annual Reports electronically by following the instructions included with your proxy card.

•	If your shares are held in street name, please review the information provided in the materials mailed to you by your bank, broker or other holder of record to determine whether materials can be sent to you electronically or if electronic voting is available to you.
How can I obtain copies of Merrill Lynch’s Corporate Governance documents?
You may obtain a copy of the Certificate of Incorporation and By-Laws of the Company, the charter for any of Merrill Lynch’s Board Committees, the Corporate Governance
Guidelines, the Guidelines for Business Conduct, the Code of Ethics for Financial Professionals and the Director Independence Standards by contacting our Corporate Secretary as set forth below or by downloading these documents from the Corporate Governance section of our Investor Relations website (Corporate Governance Website) which can be accessed at the address set forth below.

HOW TO CONTACT OUR CORPORATE SECRETARY
You may contact our Corporate Secretary

by mail at:	Judith A. Witterschein Corporate Secretary Merrill Lynch & Co., Inc. 222 Broadway, 17th floor New York, NY 10038-2510
by e-mail at:	corporate secretary@ml.com
or by telephone at:	(212) 670-0432
CORPORATE GOVERNANCE WEBSITE
The Corporate Governance Website is located at the
Corporate Governance section of our Investor Relations
website at www.ir.ml.com.

MATTERS REQUIRING SHAREHOLDER ACTION
Election of Directors
Our Board of Directors consists of 11 directors, divided into three classes. One class of Directors is elected each year and each class serves for a term of three years. The biographical information presented below for the Director nominees and Directors continuing in office is based upon information provided by each of them.
Nominees for Election to the Board of Directors
for a Three-Year Term Expiring in 2009
The Board of Directors has nominated each of the persons named below for a three-year term ending in 2009. Each of the nominees has indicated his or her intention to serve if elected. Should any of the Director nominees be unable to take office at the Annual Meeting, your shares will be voted in favor of another person or other persons nominated by the Board of Directors.

Position, principal occupation,
Name and age	business experience and directorships

Alberto Cribiore (60)	Founder and Managing Principal of Brera Capital Partners LLC
• Director since 2003
• Founder and Managing Principal of Brera Capital Partners LLC, a private equity investment firm, since 1997
• Co-President of Clayton, Dubilier & Rice, Inc., an equity investment firm, from 1985 to 1997
• Senior Vice President of Warner Communications, predecessor to Time Warner Inc., responsible for business strategy, mergers, acquisitions and divestitures from 1982 to 1985

Aulana L. Peters (64)	Corporate Director; Partner, Retired, of Gibson, Dunn & Crutcher LLP
• Director since 1994
• Partner in the law firm of Gibson, Dunn & Crutcher LLP from 1980 to 1984 and from 1988 to 2000

•   Member, International Public Interest Oversight Board, which is charged with overseeing the development of, and compliance with, international auditing, assurance and ethics standards issued by the International Federation of Accountants, since 2005

• Member, Public Oversight Board of AICPA, a professional association for Certified Public Accountants in the United States, from 2001 to 2002
• Commissioner of the U.S. Securities and Exchange Commission from 1984 to 1988
• Other Public Company Directorships: 3M Company; Deere & Company; and Northrop Grumman Corporation

Position, principal occupation,
Name and age	business experience and directorships

Charles O. Rossotti (65)	Senior Advisor to The Carlyle Group
• Director since 2004
• Senior Advisor to The Carlyle Group, a private global investment firm, since 2003
• Commissioner of Internal Revenue at the Internal Revenue Service from 1997 to 2002
• Founder, Chairman of the Board, President and Chief Executive Officer of American Management Systems from 1970 to 1997
• Other Public Company Directorships: AES Corporation
• Other Directorships: Adesso Systems Corp.; Compusearch Software Systems, Inc.; and Liquid Engines, Inc.
Members of the Board of Directors Continuing in Office
The following Directors will continue to serve until 2007:

Position, principal occupation,
Name and age	business experience and directorships

John D. Finnegan (57)	Chairman of the Board, President and Chief Executive Officer of The Chubb Corporation
• Director since 2004
• Chairman of the Board of The Chubb Corporation, a property and casualty insurance company, since 2003
• President and Chief Executive Officer of The Chubb Corporation since 2002
• Executive Vice President of General Motors Corporation, primarily engaged in the development, manufacture and sale of automotive vehicles, from 1999 to 2002
• Chairman and President of General Motors Acceptance Corporation, a financing subsidiary of General Motors Corporation, from 1999 to 2002
• Other Directorships: United Negro College Fund

Position, principal occupation,
Name and age	business experience and directorships

David K. Newbigging (72)	Chairman of the Board of Talbot Holdings Limited
• Director since 1996
• Chairman of the Board of Talbot Holdings Limited, a non-life insurance company whose operations are U.K.-based, since 2003
• Chairman of the Board of Friends Provident plc, a U.K.-based life assurance company, from 2001 to 2005
• Chairman of Friends’ Provident Life Office, a U.K.-based financial services group and the predecessor to Friends Provident plc, from 1998 to 2001
• Chairman of the Board of Equitas Holdings Limited, the parent company of a U.K.-based group of reinsurance companies, from 1995 to 1998
• Chairman of the Board of Rentokil Group plc, a U.K.-based international support services company, from 1987 to 1994
• Chairman of the Board and Senior Managing Director of Jardine, Matheson & Co. Limited, a Hong Kong-based international trading, industrial and financial services group, from 1975 to 1983
• Other Public Company Directorships: PACCAR Inc.

Joseph W. Prueher (63)	Corporate Director; Former U.S. Ambassador to the People’s Republic of China
• Director since 2001
• Consulting Professor at the Stanford University Center for International Security and Cooperation since 2001
• Former U.S. Ambassador to the People’s Republic of China from 1999 to 2001
• Lecturer and Senior Advisor to the Stanford-Harvard Defense Project since 1999
• U.S. Navy Admiral (Retired), Commander-in-Chief of U.S. Pacific Command from 1996 to 1999
• Other Public Company Directorships: Emerson Electric Company and Fluor Corporation
• Other Directorships: DynCorp International; McNeil Technologies; New York Life Insurance Company; and The Wornick Company

Position, principal occupation,
Name and age	business experience and directorships

Ann N. Reese (53)	Co-Founder and Co-Executive Director of the Center for Adoption Policy
• Director since 2004
• Co-Founder and Co-Executive Director of the Center for Adoption Policy, a not-for-profit corporation, since 2001
• Principal, Clayton, Dubilier & Rice, Inc., an equity investment firm, from 1999 to 2000
• Executive Vice President and Chief Financial Officer of ITT Corporation, a hotel and leisure company, from 1995 to 1998
• Other Public Company Directorships: CBS Corporation; Jones Apparel Group; Sears Holdings Corporation; and Xerox Corporation
The following Directors will continue to serve until 2008:

Position, principal occupation,
Name and age	business experience and directorships

Armando M. Codina (59)	Founder, Chairman and Chief Executive Officer of Codina Group, Inc.
• Director since 2005
• Founder, Chairman and Chief Executive Officer of Codina Group, Inc., a real estate investment, development, construction, brokerage and property management firm, since 1979
• President of Professional Automated Services, Inc., a firm that provides data processing services to physicians, from 1970 to 1979
• Other Public Company Directorships: AMR Corp.; Bell South Corporation; and General Motors Corporation

Jill K. Conway (71)	Visiting Scholar, Massachusetts Institute of Technology
• Director since 1978; Lead Independent Director since 2005
• Visiting Scholar, Massachusetts Institute of Technology since 1985
• President of Smith College from 1975 to 1985
• Other Public Company Directorships: Colgate- Palmolive Company and NIKE, Inc.

Position, principal occupation,
Name and age	business experience and directorships

Heinz-Joachim Neubürger (53)	Executive Vice President and Chief Financial Officer of Siemens AG; Member of the Executive Committee of the Managing Board of Siemens AG
• Director since 2001
• Executive Vice President, Chief Financial Officer and Member of the Executive Committee of the Managing Board of Siemens AG, an electronics and electrical engineering company, since 1997
• Head of Business Administration of Siemens Ltd., a subsidiary of Siemens AG, from 1996 to 1997
• Other Directorships: Allianz Versicherungs AG

E. Stanley O’Neal (54)	Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc.
• Director since 2001
• Chairman of the Board since April 2003
• Chief Executive Officer since December 2002
• President and Chief Operating Officer since July 2001
• President of U.S. Private Client Group from February 2000 to July 2001
• Chief Financial Officer from 1998 to 2000
• Co-Head of Global Markets & Investment Banking from 1997 to 1998

Management Proposal
Our Proposal to Ratify the Appointment of Deloitte & Touche LLP
as the Company’s Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as Merrill Lynch’s independent registered public accounting firm for the 2006 fiscal year.
The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year; however, since our By-Laws do not require that our shareholders ratify the appointment of the Company’s independent registered public accounting firm, the Audit Committee is not bound by the shareholders’ decision. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Merrill Lynch and its shareholders.
A representative of Deloitte & Touche LLP will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR
the ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.

Shareholder Proposals
Shareholder Proposal 1
Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, who holds 800 shares of common stock, has given notice of her intention to propose the following resolution at the Annual Meeting:

RESOLVED: “That the stockholders of Merrill Lynch, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of Directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of Directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”
The following statement has been submitted by Mrs. Davis in support of the resolution:

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“	Last year the owners of 250,221,579 shares, representing approximately 35% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors recommends a vote AGAINST
the adoption of Shareholder Proposal 1.
Management’s Statement in Opposition
A similar proposal has been rejected by shareholders at our last 20 annual meetings. The important reasons for rejecting this proposal in the past remain important reasons for rejecting this proposal now.
Cumulative voting may:

•	allow for the election of Directors by small groups with special interests;

•	result in Directors being elected who feel an obligation to represent the special interest groups that elected them, regardless of whether the furtherance of those groups’ interests would benefit all of our shareholders generally; and

•	create factionalism among Board members and undermine their ability to work together effectively.
In order to minimize the risks of such divisiveness, and the consequent risk of distracting our Board of Directors from their responsibilities, Merrill Lynch, like most other major corporations, elects Directors by allowing each share of common stock to have one vote for each Board seat. We believe this method ensures that each Director is accountable to all of our shareholders and reduces the risk of factionalism on the Board.
In short, we believe that our current system of electing Directors best serves the interests of our shareholders.

For the reasons stated above, the Board of Directors recommends a vote
AGAINST the adoption of Shareholder Proposal 1.

Shareholder Proposal 2
The Catholic Equity Fund, 1100 West Wells Street, Milwaukee, Wisconsin, 53233-2332, holder of 3,300 shares of common stock, has given notice of its intention to propose the following resolution at the Annual Meeting. CHRISTUS Health, 2600 North Loop West, Houston, Texas, 77092, holder of 11,700 shares of common stock and Unitarian Universalist Association, 25 Beacon Street, Boston, Massachusetts, 02108, holder of 2,300 shares of common stock, have indicated their intention to co-sponsor this proposal.
WHEREAS:
Excessive CEO pay is now a matter of national concern and debate. We believe that any board that pays excessive CEO compensation fails in one of its most important duties. There is evidence that directors who enjoy high director compensation are more likely to pay excessive CEO compensation and that high director pay coupled with high CEO pay correlates with underperformance of the company. (Note 1) We believe that many employees regard excessive CEO compensation as a breach of trust and demeaning of their value as employees and human beings. We believe that directors who recommend excessive CEO pay packages should be held accountable. One way to do this is to allow shareholders to vote on the directors’ compensation.
There are indications that our board has not paid sufficient attention to CEO compensation:

1.	In 2004, the CEO’s total compensation was $32.1 million. (Note 2) The average total compensation for CEOs of 367 leading corporations was $11.8 million. (Note 3.)

2.	Evaluating CEO pay relative to shareholder return on a scale of one to five, Business Week rated the company a one, the worst rating. (Note 4)

3.	The Corporate Library’s Board Analyst Service gave the board grades of D for its overall effectiveness, its compensation of the CEO, and its composition. (Note 5)
RESOLVED, the shareholders request the the following of the board:

1.	Annually ask the shareholders to approve every future compensation package for non-employee directors, excluding any element to which the company is contractually bound as of the end of the 2006 annual meeting.

2.	In its submission, identify every benefit and perquisite of serving as director that involves an expenditure or use of company assets, including contributions to charities of particular interest to the director.

3.	If the package receives at least half of the shareholder votes cast, make the package effective as of the effective date specified in the submission. If the package fails to receive as least half of the shareholder votes cast, leave the existing non-employee director compensation package in effect until the shareholders approve a different one.
NOTES

1.	See Lucian Bebchuk and Jesse Fried, Pay Without Performance: The Unfufilled Promise of Executive Compensation, Harvard University Press (2004), and Ivan E. Brick, Oded Palmon, and John K. Wald, CEO Compensation, Director Compensation, and Firm Performance: Evidence of Cronyism?, http://www.personal.psu.edu/faculty/j/k/jkw10/jcf 052705.pdf. (May 25, 2005).

2.	2005 Proxy Statement

3.	Sarah Anderson et al., Executive Excess 2005 — 12th Annual CEO Compensation Survey, http://www.faireconomy.org/press/2005/ EE2005 pr.html (total includes options exercised but not options granted).

4.	Business Week, April 18, 2005.

5.	Board Analyst, www.boardanalyst.com.

The Board of Directors recommends a vote AGAINST
the adoption of Shareholder Proposal 2.
Management’s Statement in Opposition
The proponent requests that Merrill Lynch adopt a practice of submitting director compensation to a shareholder vote on an annual basis. The Board recommends that shareholders vote AGAINST the resolution, because the current director compensation package has been determined in accordance with best practices in corporate governance and was approved by shareholders at the 2005 Annual Meeting.
In early 2005, the Board adopted the current compensation package for non-employee Directors after reviewing it with a nationally recognized independent consultant, who found the package to be reasonable and in keeping with competitive norms and best practices at leading U.S. companies and Merrill Lynch’s direct peers. As part of this careful review of director compensation, the Board eliminated stock options as a component of director pay, and increased the equity portion of director compensation by $40,000, while maintaining the cash portion of director compensation at the then current level. As a result, approximately 70% of director compensation (excluding Committee chair fees) is paid in stock units that are subject to a five-year holding period. In addition, the Board adopted stock ownership guidelines for non-employee Directors, setting a minimum share ownership expectation for each Director of $375,000, in order to further emphasize Directors’ alignment with shareholders.
The changes to director compensation referred to above were submitted to shareholders for approval at the 2005 Annual Meeting and were approved by more than 70% of the votes cast. We do not believe that an annual referendum on director compensation is necessary or desirable, given that the elements of director compensation often do not change from year to year; equity is the larger component of non-employee director compensation, and material changes in equity compensation plans are already required to be submitted to shareholders under NYSE rules.
Directors of public companies are facing increased responsibilities, additional time commitments and increased potential liabilities as a result of the requirements of the Sarbanes-Oxley Act of 2002, associated SEC and stock exchange rules and the current environment. In this environment, and in light of the highly regulated and financially complex nature of our business, it is essential that we provide competitive director compensation to attract and retain individuals with the highest level of professionalism, experience, stature and judgment and to ensure that the Board has the skills and leadership qualities necessary for the Company’s continued success. The process suggested in the proposal would not improve the governance of director compensation, and could have the effect of unduly impeding the Company’s ability to attract and retain qualified Directors.

For the reasons stated above, the Board of Directors recommends a vote
AGAINST the adoption of Shareholder Proposal 2.

Shareholder Proposal 3
The American Federation of State, County and Municipal Employees, 1625 L Street, N.W., Washington, D.C., 10036, holder of 53,055 shares of common stock, has given notice of its intention to propose the following resolution at the Annual Meeting.
RESOLVED:
that shareholders of Merrill Lynch & Co., Inc. (“Merrill Lynch”) urge the board of directors to adopt a policy that Merrill Lynch shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Merrill Lynch’s management, to approve the report of the Management Development and Compensation Committee set forth in the proxy statement. The policy should provide that appropriate disclosures will be made to ensure that shareholders fully understand that the vote is advisory; will not affect any person’s compensation; and will not affect the approval of any compensation-related proposal submitted for a vote of shareholders at the same or any other meeting of shareholders.
SUPPORTING STATEMENT
In our view, senior executive compensation at Merrill Lynch has been excessive in recent years. Although CEO Stanley O’Neal received only $700,000 in salary and no bonus in 2004, he received a restricted award valued at over $31 million. In 2003, Mr. O’Neal was paid a $13,500,000 bonus, in addition to receiving over $11 million in restricted stock. Finally, Merrill Lynch discloses compensation to Mr. O’Neal in 2004 valued at $119,395 representing “required” use of the corporate aircraft for personal purposes.
We believe that the current rules governing senior executive compensation do not give shareholders enough influence over pay practices. In the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors remuneration report.” Such a vote isn’t binding, but allows shareholders a clear voice which could help reduce excessive pay. U.S. stock exchange listing standards do require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing input on the application of those general standards to individual pay packages (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))
Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are also broad and do not constrain compensation committees in setting performance targets for particular executives. Witholding votes from compensation committee members who are standing for reelection is a blunt instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.
Accordingly, we urge Merrill Lynch’s board to allow shareholders to express their opinion about senior executive compensation practices by establishing an annual referendum process. The results of such a vote would, we think, provide Merrill Lynch with useful information about whether shareholders view the company’s compensation practices, as reported each year in the Management Development and Compensation Committee Report, to be in shareholders’ best interests.
We urge shareholders to vote for this proposal.

The Board of Directors recommends a vote AGAINST
the adoption of Shareholder Proposal 3.
Management’s Statement in Opposition
The proponent urges Merrill Lynch to adopt a practice of submitting the Management Development and Compensation Committee Report on Executive Compensation to shareholders for an advisory vote on an annual basis. The Board is recommending that shareholders vote AGAINST the resolution, because it believes that it has a process for determining executive compensation that is thoughtful, performance-based, objective and transparent and which serves the purpose of attracting and retaining the best executives for the benefit of shareholders.
The Management Development and Compensation Committee (MDCC) of the Board applies a thoughtful, performance-based discipline in determining compensation for the Chief Executive Officer and other top executives. At the beginning of the year, the MDCC establishes quantitative and qualitative objectives for the executives for the coming year, which are considered important for continued growth and the delivery of shareholder value. These objectives may include targets for pre-tax earnings, earnings per share and return on equity, as well as market-share improvements and specified progress towards other strategic and leadership goals. In determining annual Chief Executive Officer compensation, the MDCC exercises its judgment based upon a review of financial measures and an assessment of performance against these objectives. This involves consideration of overall firm financial results and the MDCC’s assessment of the Company’s financial performance relative to its competitors. The MDCC also examines actual and projected peer group compensation amounts to refine its analysis and arrive at a final determination. In order to align executive and shareholder interests and support long-term value creation, a significant portion of annual incentive compensation is paid in stock. In keeping with this philosophy, for example, the Chief Executive Officer’s 2004 bonus was paid entirely in restricted stock.
For Merrill Lynch, the 2003-2004 period was marked by significant achievements, including substantial increases in pre-tax earnings, pre-tax margin and net earnings, and a 57% increase in the common stock price. In 2004, as a result of a disciplined program of expense control, the Company reported record net earnings and earnings per share on revenues that were over $4 billion lower (consistent with a general industry revenue decline) than in the previous peak revenue year of 2000. This momentum continued in 2005; Merrill Lynch reported record net earnings and earnings per share of $5.1 billion, or $5.16 per diluted share, up 15% and 18%, respectively, from 2004. Net revenues for 2005 were only 1% lower than in 2000, our peak revenue year, yet 2005 net earnings were 49% higher. An evaluation of Chief Executive Officer compensation in light of the growth in earnings per share during this period supports the linkage of pay to performance.
It should be noted that absolute levels of executive compensation are higher at financial services firms than in many other industries because of unique competitive pressures. In the securities industry generally, human capital is the primary driver of profitability and competitive advantage. There is extensive recruiting pressure for individuals with the experience, skills and relationships that enable them to be successful at Merrill Lynch. Competitors for top talent include direct industry competitors, hedge funds, investment boutiques and private equity firms. In many cases, the best professionals at these firms receive compensation packages that are comparable to or even exceed what our top executives are paid. This competitive environment must be taken into account in determining executive compensation.
The proponent urges adoption of the proposal based on the fact that the practice is required for all U.K. companies, but we understand that the proponent has introduced the proposal at only five

U.S. companies, including Merrill Lynch, and we are not aware of any U.S. company that has adopted this practice on its own initiative. We are concerned that adopting this practice at Merrill Lynch alone could put our Company at a competitive disadvantage and negatively affect shareholder value. In our industry, human capital is our most important asset, and we believe that adoption of the proposal could lead to a perception among senior executives and top producers that compensation opportunities at Merrill Lynch may be limited or negatively affected by this practice when compared with opportunities at our competitors.
The Board is aware of our shareholders’ interest in executive compensation practices, and always exercises great care and discipline in determining and disclosing executive compensation. The Company is also in ongoing direct communication with its major shareholders and the Chair of the MDCC and the Lead Independent Director have made themselves available for direct communication with shareholders. We do not believe the advisory vote called for in Shareholder Proposal 3 will enhance our governance practices or improve communication with shareholders, nor is it in the best interests of our shareholders.

For the reasons stated above, the Board of Directors recommends a vote
AGAINST the adoption of Shareholder Proposal 3.

GOVERNANCE OF THE COMPANY
The business and affairs of Merrill Lynch are managed under the direction of the Board of Directors, which represents the shareholders of the Company. The Board believes that good corporate governance is a critical factor in achieving business success and has long adhered to best practices in corporate governance in fulfilling its responsibilities to shareholders. Highlights of our corporate governance practices are described below. For further information, please refer to the Corporate Governance Website.
Board Independence and Expertise

•	Director Independence Standards. The Board of Directors has adopted a formal set of categorical standards to assist in making its determinations of director independence required by the NYSE rules. The standards, which were most recently revised in January 2006, describe certain relationships between Directors and the Company that the Board of Directors has determined to be categorically immaterial. These standards are included as Exhibit A to this Proxy Statement and also may be found on the Corporate Governance Website.

•	Board and Board Committee Independence. In January 2006, the Board of Directors considered transactions and relationships between each non-management Director, his or her organizational affiliations and any members of his or her immediate family and the Company and its executive management. The Board affirmatively determined that the following Directors, constituting all directors except Mr. O’Neal, our Chairman and Chief Executive Officer, meet the criteria of our Director Independence Standards, and are therefore independent: Armando M. Codina, Jill K. Conway, Alberto Cribiore, John D. Finnegan, Heinz-Joachim Neubürger, David K. Newbigging, Aulana L. Peters, Joseph W. Prueher, Ann N. Reese and Charles O. Rossotti. Except as described below, none of these Directors had relationships with the Company except those that the Board has determined to be categorically immaterial as set forth in the Director Independence Standards.

As described under “Certain Transactions” in this Proxy Statement, a Merrill Lynch subsidiary leases office space in a building owned by a partnership in which Mr. Codina and certain of his family members formerly owned interests. Mr. Codina also formerly controlled the general partner of the partnership. The Board concluded that this relationship does not impair Mr. Codina’s independence for the following reasons: (i) Merrill Lynch entered into the lease with the partnership before it was contemplated that Mr. Codina would join the Board; (ii) the gross rent paid to the partnership by Merrill Lynch in each of 2003, 2004 and 2005 was less than $1 million; and (iii) all ownership interests in the partnership and its general partner were disposed of by Mr. Codina and his family members prior to Mr. Codina’s election to the Board in July 2005.

Mr. Codina is Founder, Chairman and Chief Executive Officer of Codina Group, Inc. A property management subsidiary of Codina Group, Inc. acts as property manager for the leased property referred to above, pursuant to an agreement with the partnership. The Board concluded that this does not represent a material relationship with Merrill Lynch for the following reasons: (i) Merrill Lynch has no control over the selection or retention of the property manager, which is the sole responsibility of the partnership; (ii) Merrill Lynch makes all payments of gross rent, including its proportionate share of management fees, to the partnership, as lessor, and has no obligations to the management company; and (iii) Merrill

Lynch’s proportionate share of management fees and expenses amounts to less than $100,000 annually.

All of the standing committees of the Board are composed of independent Directors. These committees are: the Audit Committee; the Finance Committee; the Management Development and Compensation Committee; the Nominating and Corporate Governance Committee; and the Public Policy and Responsibility Committee.

None of our independent Directors receives any consulting, advisory or other non-director compensatory fees from the Company.

•	Director Qualifications. The Nominating and Corporate Governance Committee is responsible for identifying, reviewing, assessing and recommending to the Board candidates to fill any vacancies on the Board. This Committee has established guidelines that set forth the criteria considered in evaluating the candidacy of any individual as a member of the Board. For a discussion of this process, see “Director Nomination Process” in this Proxy Statement.

•	Experience and Diversity. Our Board of Directors is composed of individuals with experience in the fields of business, education, military and diplomatic service. Several of our Board members have international experience and all have high moral and ethical character. The Board includes three female Directors and three minority Directors.

•	Audit Committee Independence and Expertise. Three of our current Audit Committee members — Mr. Neubürger, Mrs. Reese and Mr. Rossotti — are audit committee financial experts, as defined in the SEC rules, and all members of the Audit Committee are independent Directors as required by the applicable SEC and NYSE rules. All members of the Audit Committee meet the financial literacy requirements of the NYSE and at least one member has accounting or related financial management expertise, as required by the applicable SEC and NYSE rules.
Governance Policies and Ethical Guidelines

•	Board Committee Charters. The Committees of the Board of Directors have operated pursuant to written charters since the mid-1970s, which have been revised from time to time. We believe that the charters of our Board Committees reflect current best practices in corporate governance. The Audit Committee charter, which was revised in January 2006, is attached as Exhibit B to this Proxy Statement and all of the Company’s Board Committee charters may be found on the Corporate Governance Website. Copies of the Committee charters are available in print to any shareholder by requesting them from the Corporate Secretary.

•	Corporate Governance Guidelines. The Board of Directors has documented its corporate governance practices and adopted the Merrill Lynch Corporate Governance Guidelines, which may be found on the Corporate Governance Website. Copies of the Guidelines are available in print to any shareholder by requesting them from the Corporate Secretary.

•	Guidelines for Business Conduct. The Merrill Lynch Guidelines for Business Conduct were adopted in 1981 to emphasize the Company’s commitment to the highest standards of business conduct. The Guidelines also set forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Guidelines in a confidential manner. The Guidelines, which were adopted and designated by the Board of

Directors as the Company’s Code of Ethics for Directors, Officers and Employees, may be found on the Corporate Governance Website. Copies of the Guidelines are available in print to any shareholder by requesting them from the Corporate Secretary.

•	Code of Ethics for Financial Professionals. The Board of Directors adopted Merrill Lynch’s Code of Ethics for Financial Professionals in 2003. The Code, which applies to all Merrill Lynch professionals who participate in the Company’s public disclosure process, supplements the Merrill Lynch Guidelines for Business Conduct and is designed to promote honest and ethical conduct, full, fair and accurate disclosure and compliance with applicable laws. Merrill Lynch’s Code of Ethics for Financial Professionals may be found on the Corporate Governance Website.

•	Procedures for Handling Accounting Concerns. The Audit Committee has adopted procedures governing the receipt, retention and handling of concerns regarding accounting, internal accounting controls or auditing matters that are reported by employees, shareholders and other persons. Employees may report such concerns confidentially and anonymously by using the Merrill Lynch Ethics Hotline, as directed in the Merrill Lynch Guidelines for Business Conduct. All others may report such concerns in writing to the Board of Directors or the Audit Committee, c/o our Corporate Secretary.
Significant Board Practices

•	Lead Independent Director. In 2005, the Board of Directors established the position of Lead Independent Director. The Lead Independent Director is elected by the Board of Directors and: (i) presides at all Board meetings when the Chairman is not present; (ii) serves as a liaison between the non-management Directors and the Chairman in matters relating to the Board as a whole (although all non-management Directors are encouraged to freely communicate with the Chairman and other members of management at any time); (iii) calls meetings of the non-management Directors, as appropriate; and (iv) is available, at reasonable times and intervals, for consultation and direct communication with shareholders. Jill K. Conway has been elected to serve as the Board’s Lead Independent Director.

•	Private Executive Sessions of Non-management Directors. Our non-management Directors meet at regularly scheduled executive sessions without management at least three times per year. The Lead Independent Director chairs these executive sessions.

•	Director Retirement. The customary retirement date for non-management Directors occurs at the Annual Meeting held in the calendar year following the Director’s 72nd birthday. The Board has not adopted term limits for Directors. In the event of a material change in their qualifications or status, Directors are required to offer their resignation.

•	Advance Materials. Information important to the Directors’ understanding of the business or matters to be considered at a Board or Board Committee meeting are, to the extent practical, distributed to the Directors sufficiently in advance to allow careful review prior to the meeting.

•	Board Self-Evaluation. The Board of Directors conducts an annual self-evaluation that is overseen by the Nominating and Corporate Governance Committee. This assessment focuses on the Board’s contribution to the Company in certain areas, including strategic planning and financial and risk oversight, succession planning and executive compensation, corporate governance and Board and Board Committee structure. The contributions of individual

Directors are considered by the Nominating and Corporate Governance Committee as part of its determination whether to recommend their nomination for re-election to the Board. In addition, each Committee of the Board conducts its own annual self-evaluation.

•	Director Orientation and Education Programs. Newly elected members of the Board of Directors are educated about the business and operations of the Company through presentations about our business segments and primary support areas. Board Committee members participate in specialized orientation for each Committee on which they serve. The Board is updated on developments in the Company’s business and its markets as well as changes in the regulatory environment through reports at Board meetings and by communications from Merrill Lynch management between meetings. Board members also are encouraged to participate in director education programs offered by third parties.
Board and Board Committee Access to Management and to Outside Advisors

•	Access to Management and Employees. Directors have full and unrestricted access to the management and employees of the Company. Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations of the business within their areas of responsibility.

•	Access to Outside Advisors. The Board and its Committees may retain counsel or consultants without obtaining the approval of any officer of the Company. The Audit Committee has the sole authority to retain and terminate the independent registered public accounting firm. The Nominating and Corporate Governance Committee has the sole authority to retain search firms to identify director candidates. The Management Development and Compensation Committee has the sole authority to retain compensation consultants for advice on executive compensation matters.
Stock Ownership by Directors

•	Director Stock Ownership Guidelines. In order to serve on the Board of Directors, Merrill Lynch Directors are required to own equity in the Company. In addition, the Board has adopted stock ownership guidelines for non-management Directors. These guidelines set the minimum ownership expectations for non-management Directors at a value of $375,000, which represents five times the Directors’ current annual cash retainer of $75,000. Directors have until the later of five years from joining the Board or from the adoption of the requirement, in January 2005, to reach this ownership value. Annual grants to Directors of deferred stock units are included in the determination of the ownership guideline amount, but stock issuable upon the exercise of stock options held by Directors is not included. The Company believes that the equity component of director compensation serves to further align the non-management Directors with the interests of our shareholders.
Stock Ownership by Executive and Senior Management

•	Stock Ownership Guidelines. The Management Development and Compensation Committee has adopted formal stock ownership guidelines that set minimum expectations for ownership of stock by executive and senior management. The ownership guidelines state that executives are expected to reach certain levels of stock ownership — stated as a multiple of an executive’s base salary — within five years of their eligibility and are encouraged to reach the applicable level earlier. The expected level of stock ownership for the Chief Executive Officer is 15 times the base salary. For other executive officers and selected members of senior management, the expected levels of stock ownership are ten and five times base salary, respectively. Annual grants to executive and senior management of restricted shares and/or restricted units are included in the determination of the ownership guideline amount. Stock issuable upon the exercise of stock options held by executives is not considered in determining whether these guidelines have been met. Executives are encouraged, but not required, to hold all compensatory shares (net of taxes) until the applicable stock ownership level is reached.

•	Executive Stock Retention Guidelines. Members of executive management and designated members of the Company’s senior management are subject to stock retention guidelines that went into effect in April 2005. Executives who are subject to this policy are required to retain, until retirement, shares and options with a value of at least 75% of the total after-tax value of shares and options granted to them. This policy covers all equity instruments granted by the Company including any shares issued under any performance-based instruments. Executives subject to the policy may not sell shares unless they obtain clearance under the policy prior to such sale.
Director Nomination Process
The Nominating and Corporate Governance Committee has adopted Board Candidate Guidelines that describe the attributes and qualifications considered by the Committee in evaluating Director nominees. The Board Candidate Guidelines are an exhibit to the Merrill Lynch Corporate Governance Guidelines, which may be found on the Corporate Governance Website.
The attributes and qualifications that the Committee looks for in a Director nominee are: (i) management and leadership experience; (ii) a skilled and diverse background; and (iii) integrity and professionalism. The Committee also believes that the Board of Directors should be composed of individuals who have demonstrated notable achievements in business, education or public service and possess one or more of the following specific qualities or skills: (i) financial expertise and prior public company audit committee service; (ii) financial markets knowledge; (iii) consumer markets knowledge; and (iv) international experience.
Members of the Nominating and Corporate Governance Committee, other members of the Board of Directors or members of executive management or shareholders may, from time to time, identify individuals for consideration as potential Director nominees. A shareholder may identify a Director candidate for consideration by the Nominating and Corporate Governance Committee by writing to our Corporate Secretary. The Committee will consider all proposed nominees in light of the Board Candidate Guidelines and the assessed needs of the Board at the time.
Pursuant to our Certificate of Incorporation, any shareholder wishing to propose a Director nominee for election to the Board at the Annual Meeting must provide written notice to our Corporate Secretary at least 50 days but no more than 75 days before the Annual Meeting. The notice must include: (i) certain information about the shareholder, including the amount of his or her holdings of Merrill Lynch common stock and his or her intention to appear in person or by proxy at the Annual Meeting; (ii) a description of any arrangements between the shareholder and the proposed nominee pursuant to which the nominations are to be made; (iii) such information about the nominee as would be required to be disclosed under SEC rules in a proxy statement; and (iv) the written consent of each proposed nominee to serve as a Director of the Company.
The Nominating and Corporate Governance Committee has retained two director search firms to work jointly with the Committee in identifying potential nominees for election to the Board. The firms identify and evaluate potential candidates believed to possess the qualifications and characteristics identified in the Board Candidate Guidelines and by the Committee. The firms also provide background information on the potential Director nominees and, if so directed by the Committee, make the initial contact to assess the potential candidate’s interest in exploring a Board candidacy.
Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Alberto Cribiore, Aulana L. Peters and Charles O. Rossotti for election to the Board of Directors for a three-year term expiring in 2009. Mr. Cribiore has served on the Board since 2003, Mrs. Peters has served since 1994 and Mr. Rossotti has served since 2004. Mr. Cribiore was initially recommended to the Nominating and Corporate Governance Committee as a candidate for the Board of Directors by our Chief Executive Officer. Mr. Rossotti was initially recommended to the Nominating and Corporate Governance Committee as a Board candidate by its Chair.
There were no nominees for election as Directors at the 2005 Annual Meeting that were submitted by shareholders (or shareholder groups) owning more than 5% of Merrill Lynch’s common stock.
Communications with Directors
Shareholders and other interested parties may communicate with the Board of Directors, non-management members and Committees of the Board of Directors by writing to the Board, c/o our Corporate Secretary. All written submissions that appear to be good faith efforts to communicate with Board members about matters involving the interests of the Company and its shareholders are collected and forwarded on a periodic basis to the Board of Directors along with a summary of the Company’s responses. Concerns relating to accounting, internal accounting controls or auditing matters are brought immediately to the attention of the Company’s internal audit group and are handled in accordance with the procedures established by the Audit Committee with respect to such communications.
Board Committee Membership and Meetings
The Board of Directors has appointed five standing committees: the Audit Committee; the Finance Committee; the Management Development and Compensation Committee; the Nominating and Corporate Governance Committee; and the Public Policy and Responsibility Committee. Each of these Board Committees consists entirely of independent Directors and operates under a written charter, which sets forth the Committees’ authorities and responsibilities. The Board of Directors held eight meetings in the 2005 fiscal year.
As stated in the Merrill Lynch Corporate Governance Guidelines, which may be found on the Corporate Governance Website, Directors are expected to attend all Board meetings and meetings of the Board Committees on which they serve. In the 2005 fiscal year, each of our Directors attended 75% or more of the total number of meetings of the Board of Directors and of the meetings of the Board Committees on which he or she served. The Merrill Lynch Corporate Governance Guidelines also state that all Directors are expected to attend all Annual Meetings. All members of the Board of Directors attended the 2005 Annual Meeting.

The following table shows the current membership of, and the number of meetings held by, each of our Board Committees during the 2005 fiscal year.

	Meetings in
Name of Committee	2005	Committee Members (*Chair)

Audit Committee	11	Mr. Newbigging*	Mrs. Reese
		Mr. Neubürger	Mr. Rossotti
		Adm. Prueher

Finance Committee	10	Mr. Finnegan*	Mrs. Reese
		Mr. Cribiore	Mr. Rossotti

Management Development and
Compensation Committee	8	Mr. Cribiore*	Mr. Finnegan
		Mrs. Conway	Mrs. Peters

Nominating and Corporate
Governance Committee	6	Mrs. Conway*	Mr. Finnegan
		Mr. Codina	Mr. Rossotti
		Mr. Cribiore

Public Policy and Responsibility Committee	3	Adm. Prueher*	Mrs. Conway
		Mr. Codina	Mrs. Peters
Description of Our Board Committees
A brief description of our Board Committees and certain of their principal functions are set forth below. The descriptions below are qualified in their entirety by the full text of the Board Committee charters which may be found on the Corporate Governance Website. The Audit Committee charter, revised in January 2006, is attached as Exhibit B to this Proxy Statement.
The Audit Committee consists of five of our independent Directors, each of whom meets the requirements for independence, experience and expertise, including financial literacy, set forth in the applicable rules of the SEC and the NYSE.
David K. Newbigging, the Chair of the Audit Committee since 2002, has served as a member of the Audit Committee since he joined the Board of Directors in 1996 and served as Chair of the Finance Committee from 2002 through 2005. The Board of Directors has determined that Mr. Newbigging has accounting or related financial management expertise. Mr. Newbigging has an extensive financial background. He joined Jardine, Matheson Group (Jardine), a diversified trading company headquartered in Hong Kong, in 1954. He served in several countries in the Asia Pacific Region, becoming Managing Director in 1970 and Chairman and Chief Executive Officer of Jardine in 1975. While serving in these positions, Mr. Newbigging supervised individuals responsible for Jardine’s financial statements. Jardine became a publicly listed company in 1961 and has grown into a multinational diversified company with a number of publicly listed subsidiaries and associates in several jurisdictions. Following his retirement from Jardine, Mr. Newbigging relocated to the United Kingdom in 1984. Since then he has been a director and Chairman of several publicly listed companies including Rentokil Group and Friends Provident plc, which are both constituents of the FTSE 100 on the London Stock Exchange. Mr. Newbigging was Chairman of the Audit Committee of both Rentokil and Friends Provident before being appointed Chairman of the Board of those companies. He also served on the Board and Audit Committee of Ocean Energy Inc., a publicly listed U.S. company, and its predecessor company, from 1987 until 2003 and has served on the Board of PACCAR Inc., a publicly listed

U.S. company, since 1999. Mr. Newbigging has been active in the not-for-profit sector in the United Kingdom. He currently serves as Chairman of Trustees of two large U.K.-registered charities, and has also served as a member of the Audit Committee of one of those charities. Mr. Newbigging currently serves as Chairman of Talbot Holdings Limited, a non-life insurance company whose operations are based in the United Kingdom.
The Board has determined that three of our Audit Committee members — Mr. Neubürger, Mrs. Reese and Mr. Rossotti — are audit committee financial experts as that term is defined in the SEC rules. The SEC rules provide that audit committee financial experts do not have any additional duties, obligations or liabilities and are not considered experts under the U.S. Securities Act of 1933.
The Audit Committee met 11 times during the 2005 fiscal year. This Committee:

•	appoints the Company’s independent registered public accounting firm, reviews the scope of the audit, approves the fees and regularly reviews the qualifications, independence and performance of the independent registered public accounting firm;

•	pre-approves all non-audit services proposed to be rendered by the independent registered public accounting firm and the fees for such services;

•	meets to review and discuss our consolidated financial statements with management and our independent registered public accounting firm, including significant reporting issues and judgments made in connection with the preparation of our consolidated financial statements and the disclosures contained in the Company’s SEC filings, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviews and discusses with our independent registered public accounting firm the critical accounting policies applicable to our Company and its businesses, alternative accounting treatments under generally accepted accounting principles and other material written communications between the independent registered public accounting firm and management;

•	reviews our earnings press releases and other material financial information;

•	reviews budgeting and expense allocation processes applicable to our securities research group to ensure compliance with legal and regulatory requirements;

•	oversees the internal audit function, including the appointment of the Head of our Corporate Audit Department, and considers the adequacy of the Company’s internal controls;

•	oversees management’s policies and processes for managing the major categories of risk affecting the Corporation, including operational, legal and reputational risk exposures and management’s actions to assess and control such risks;

•	oversees our compliance function and the adequacy of our procedures for compliance with Company policies, as well as with legal and regulatory requirements; and

•	monitors the receipt, retention and treatment of concerns relating to accounting, internal accounting controls and auditing matters reported by employees, shareholders and other interested parties.

The Finance Committee currently consists of four of our independent Directors and met ten times during the 2005 fiscal year. This Committee:

•	reviews, recommends and approves policies and procedures regarding financial commitments and investments;

•	reviews and approves financial commitments, acquisitions, divestitures and proprietary investments in excess of certain specified dollar amounts;

•	reviews our financial and operating plan;

•	reviews our financing plan, including funding and liquidity policies and programs;

•	reviews our insurance programs;

•	oversees the Company’s balance sheet and capital management including categories of assets and liabilities and commitment levels and measures of capital adequacy;

•	reviews and recommends capital management policies related to our common stock, including dividend policy, repurchase programs and stock splits;

•	authorizes the issuance of preferred stock within limits set by the Board, declares and pays dividends on preferred stock and takes other related actions with respect to our preferred stock, including authorizing repurchase programs; and

•	reviews the Company’s policies and procedures for managing exposure to market and credit risk and, when appropriate, reviews significant risk exposures and trends in these categories of risk.
The Management Development and Compensation Committee consists of four of our independent Directors. Each of these Directors meets the criteria for independence set forth in the NYSE rules, the definition of “Non-Employee Director” set forth in Rule 16b-3 under the U.S. Securities and Exchange Act of 1934 and the definition of “outside director” set forth in the regulations promulgated under Section 162(m) of the Internal Revenue Code. The Committee met eight times during the 2005 fiscal year. This Committee:

•	reviews management development and succession programs and policies;

•	reviews and recommends to the Board all appointments of executive management and reviews all appointments of other senior executives;

•	determines annual corporate goals and objectives for the Chairman and Chief Executive Officer of the Company and evaluates his performance against these goals;

•	recommends salaries to the Board and approves annual performance-based compensation for the Chairman and Chief Executive Officer and other members of executive management;

•	reviews and approves salaries and annual performance-based compensation for members of senior management;

•	approves the aggregate dollar amounts of bonus compensation to be paid to Company employees and the proportion of such dollar amounts that will be paid in the form of stock compensation in lieu of cash;

•	administers the Company’s stock and stock-based compensation plans, including approving stock bonus amounts for all employees and the terms and conditions of such awards;

•	reviews the Company’s compensation programs, policies and accruals to align them with the Company’s annual and long-term goals and the interests of the shareholders;

•	reviews evaluation and compensation policies and processes applicable to research analysts within our securities research group to ensure compliance with legal and regulatory requirements;

•	reviews and approves changes to benefit plans that result in the issuance of stock or a material change to the benefits provided to employees;

•	has sole authority to retain consultants having special competence to assist the Committee, including sole authority to approve any such consultant’s fee and other retention terms; and

•	discharges other responsibilities as described under the caption “Management Development and Compensation Committee Report on Executive Compensation” in this Proxy Statement.
The Nominating and Corporate Governance Committee consists of five of our independent Directors, each of whom meets the requirements for independence set forth in the NYSE rules. The Nominating and Corporate Governance Committee met six times during the 2005 fiscal year. This Committee:

•	identifies and recommends potential candidates to serve on the Board and considers Director nominees recommended by our shareholders, with a view toward maintaining a balance of experience and expertise among the Directors;

•	makes recommendations relating to the membership of Committees of the Board of Directors;

•	develops and recommends guidelines and practices for effective corporate governance of the Company;

•	reviews our Directors’ and Officers’ insurance coverage; and

•	leads the Board of Directors in conducting its annual review of the Board’s performance.
The Public Policy and Responsibility Committee consists of four of our independent Directors and met three times during the 2005 fiscal year. This Committee:

•	assists the Board of Directors and senior management in overseeing Merrill Lynch’s fulfillment of its principles of Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship and Integrity;

•	reviews and makes recommendations regarding our policies and practices that affect public policy issues in communities where we are represented globally;

•	reviews, and where appropriate, makes recommendations regarding our business policies and practices relative to the Foreign Corrupt Practices Act and similar laws worldwide;

•	reviews and oversees our charitable contribution policies globally; and

•	reviews and oversees our political contribution policies and practices worldwide, including direct contributions by Merrill Lynch and its subsidiaries, contributions by the Company’s political action committee and, where regulatory considerations apply, direct employee contributions.

Compensation of Directors
The non-management Directors were paid the following compensation for service as members of the Board of Directors and as members of Board Committees in 2005. Directors do not receive meeting fees.

	Cash Compensation		Grant Value of
	Annual	Annual Chair	Deferred
Name of Director	Retainer	Fees (1)	Stock Units (2)

Armando M. Codina (3)	$37,500	—	$ 92,500

Jill K. Conway	$75,000	$15,000	$185,000

Alberto Cribiore	$75,000	$25,000	$185,000

John D. Finnegan	$75,000	—	$185,000

Heinz-Joachim Neubürger	$75,000	—	$185,000

David K. Newbigging	$75,000	$32,500	$185,000

Aulana L. Peters	$75,000	—	1$85,000

Joseph W. Prueher	$75,000	$10,000	$185,000

Ann N. Reese	$75,000	—	$185,000

Charles O. Rossotti	$75,000	—	$185,000

(1)	The Chair of each of the Audit Committee and the Management Development and Compensation Committee is paid an additional annual amount of $25,000. The Chair of each of the Finance Committee, Nominating and Corporate Governance Committee, and Public Policy and Responsibility Committee is paid an additional annual amount of $15,000. Board members who chair more than one Committee receive an additional annual amount of $7,500 for each such additional Committee. Annual Chair fees for Admiral Prueher reflect service for a portion of the year as Chair of the Public Policy and Responsibility Committee.

(2)	The number of deferred stock units awarded is determined by dividing the dollar amount of the award by the average of the high and low stock price of a share of Merrill Lynch common stock on the date of grant.

(3)	Joined the Merrill Lynch Board of Directors on July 1, 2005.
Non-management Directors may defer all or a portion of their cash compensation. Deferred payments are held in accounts with values indexed to the performance of selected mutual funds, certain sponsored employee partnerships or to the performance of the Company’s common stock, including reinvested dividends, as elected by each Director.
Grants of deferred stock units are made each year following the Annual Meeting. If a Director joins the Board during the year, he or she receives a pro-rated grant. Deferred stock units represent the Company’s obligation to deliver one share of common stock for each unit. Deferred stock units are payable at the end of a five-year holding period, or earlier if the Director’s service on the Board ends. Payment of the deferred stock units may be deferred further at the option of the Director, subject to certain requirements. These units receive dividend equivalents (in the form of additional deferred stock units) but do not have voting rights.

Directors are reimbursed for expenses, including travel expenses, incurred in connection with their service as Directors. The Company holds a multi-day offsite strategy session each year in conjunction with one of its Board meetings. These sessions focus on the Company’s overall strategy, including strategies for the particular businesses of the Company, or particular regions of the world in which the Company conducts business or is contemplating conducting business. These strategy sessions may include occasions where Directors meet with key employees of Merrill Lynch and their spouses. From time to time, the Company asks Directors to participate in Merrill Lynch business functions which may include spouses. Merrill Lynch pays for travel and related expenses for these events. Merrill Lynch occasionally provides transportation to and from Board meetings on its corporate aircraft when circumstances make use of commercial flights impractical.
Merrill Lynch also provides business travel insurance for non-management Directors. The business travel insurance covers Directors when traveling on Merrill Lynch business.
Merrill Lynch pays for a portion of the services of the administrative assistant to David K. Newbigging, the Audit Committee Chairman, in connection with administrative services provided for the Audit Committee in accordance with its charter. These payments, totaling $11,792.94 in 2005, cover a portion of the administrative assistant’s compensation and related expenses.
From time to time, the Company makes office space in its existing facilities available for periodic use by the Directors in carrying out their responsibilities. The cost to the Company of the Directors’ use of such space is minimal.
Our Directors are eligible to participate in the Company’s broad-based matching gifts program pursuant to which gifts to charitable organizations by participants are matched by the Company up to an annual limit of $1,500. In 2005, the Company made a matching gift of $1,500 to a charitable organization designated by Mrs. Peters and a matching gift of $1,500 to a charitable organization designated by Mrs. Conway.
Retirement
In February 2001, Merrill Lynch discontinued its retirement program for non-management Directors. Non-management Directors who joined the Board after February 2001 are not eligible for any pension benefits. The three non-management Directors who served prior to that date are entitled to receive, when they end their service for any reason (other than for cause), either annual retirement payments of $55,000 for their lifetime, or a lump-sum payment of $55,000 multiplied by an actuarial factor based on the Director’s age at retirement. If a participating Director were to die while serving on the Board, his or her heirs would receive a lump-sum death benefit computed by multiplying $55,000 by an actuarial factor based on age at death. In each case, the amount to be paid in respect of the retirement or death benefit is based on the Directors’ 2001 annual retainer of $55,000 and does not increase with continuing Board service or increases in director compensation. No further retirement benefits have accrued under this legacy arrangement since February 2001 when the arrangement was discontinued.
Insurance
In February 2001, Merrill Lynch discontinued medical insurance benefits for non-management Directors. Non-management Directors who joined the Board after February 2001 are not eligible for medical insurance benefits. These benefits are offered to non-management Directors who joined the Board prior to that date and to their eligible family members. The coverage provided is generally comparable to that offered to our employees, except that we provide these benefits on a non-

contributory basis and with differences in deductible, co-insurance and lifetime benefits. Mr. Newbigging elected to receive medical benefits in 2005. The cost associated with providing this benefit was $413.
Term life insurance benefits are provided to non-management Directors who joined the Board after February 2001. In the event that a participating non-management Director dies while serving on the Board, his or her beneficiary would receive a payment equal to one times the annual cash retainer amount, currently $75,000. No benefit is payable if a non-management Director dies after leaving the Board. Non-management Directors who are entitled to the legacy retirement benefit are not eligible for the life insurance benefit. In 2005, premiums paid by Merrill Lynch for this life insurance coverage were $193.50 for Mr. Codina, $387 for Mr. Cribiore, $387 for Mr. Finnegan, $207 for Mr. Neubürger, $594 for Admiral Prueher, $207 for Mrs. Reese and $594 for Mr. Rossotti.
Other than as described in this section, no compensation was paid to any Director for service on the Board or any Board Committee.

Audit Committee Report
The Audit Committee is comprised of five independent Directors and operates under a written charter. The Audit Committee held 11 meetings in 2005. The meetings facilitated communication with senior management and employees, the internal auditors and Deloitte & Touche LLP, the Company’s independent registered public accounting firm (Deloitte & Touche). The Audit Committee held discussions with the internal auditors and Deloitte & Touche, both with and without management present, on the results of their audits and the overall quality of the Company’s financial reporting and internal controls.
The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and is directly responsible for the oversight of the scope of its role and the determination of its compensation. The Audit Committee regularly evaluated the performance and independence of Deloitte & Touche and, in addition, reviewed and pre-approved all services provided by Deloitte & Touche during 2005. The Audit Committee also has considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche’s independence.
As stated in the Audit Committee’s charter, which is attached as Exhibit B to this Proxy Statement, its responsibility is one of oversight. It is the responsibility of Merrill Lynch’s management to establish and maintain a system of internal control over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with U.S. generally accepted accounting principles. It is the responsibility of Merrill Lynch’s independent registered public accounting firm to audit those financial statements. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of the Company’s independent registered public accounting firm.
In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Deloitte & Touche regarding the fair and complete presentation of Merrill Lynch’s financial results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Audit Committee has met to review and discuss the annual audited and quarterly condensed consolidated financial statements for Merrill Lynch for the 2005 fiscal year (including the disclosures contained in the Company’s 2005 Annual Report on Form 10-K and its 2005 Quarterly Reports on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with Merrill Lynch’s management and Deloitte & Touche. The Audit Committee also reviewed and discussed with management, the internal auditors and Deloitte & Touche, the reports required by Section 404 of the Sarbanes-Oxley Act of 2002, namely, management’s annual report on the Company’s internal control over financial reporting and Deloitte & Touche’s attestation report.
The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Public Company Accounting Oversight Board Interim Auditing Standard, AU Section 380, “Communications with Audit Committees”, as modified or supplemented. In addition, the Audit Committee has received the written Communications of Independence from Deloitte & Touche as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as modified or supplemented, and has discussed with Deloitte & Touche its independence from Merrill Lynch and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for Merrill Lynch for the fiscal year ended December 30, 2005 be included in the Company’s 2005 Annual Report to Shareholders and incorporated by reference into the Company’s 2005 Annual Report on Form 10-K.
Audit Committee
David K. Newbigging, Chairman
Heinz-Joachim Neubürger
Joseph W. Prueher
Ann N. Reese
Charles O. Rossotti

Pre-Approval of Services Provided by the Company’s Independent
Registered Public Accounting Firm
Consistent with SEC rules regarding independence of the registered public accounting firm, the Audit Committee has established a policy governing the provision of audit and non-audit services to the Company.
Pursuant to this policy, the Audit Committee will consider annually and, if appropriate, approve the provision of audit services to the Company by the independent registered public accounting firm and by any other accounting firm proposed to be retained to provide audit services (e.g., in compliance with a foreign statute). The Audit Committee also will consider and, if appropriate, pre-approve the provision by the independent registered public accounting firm of services that fit within the following categories of permitted audit, audit-related, tax and all other services within a specified dollar limit. The services that may be performed by the independent registered public accounting firm, with approval of the Audit Committee, are defined in the policy as follows:

•	Audit services include audit, review and attest services necessary in order to complete the audit and quarterly reviews of our financial statements, as well as services that generally only the independent registered public accounting firm can provide, such as comfort letters, statutory audits, consents and review of documents filed with the SEC.

•	Audit-Related services are assurance and related services provided by the independent registered public accounting firm that are reasonably related to the review of our financial statements and are not audit services.

•	Tax services include all services performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audit of our financial statements, and include tax compliance, tax advice and tax planning services.

•	All Other services are services not captured in the other three categories that are not prohibited services, as defined by the SEC, and that the Audit Committee believes will not impair the independence of the independent registered public accounting firm.
Any proposed engagement of the independent registered public accounting firm that does not fit within one of the pre-approved categories of service or is not within the established fee limits must be specifically pre-approved by the Audit Committee.
The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee in time-sensitive cases. The exercise of such authority must be reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee regularly reviews summary reports detailing all services, related fees and expenses being provided to the Company by the independent registered public accounting firm.

Fees Paid to the Company’s Independent Registered Public Accounting Firm
The following table presents aggregate fees billed for audits of Merrill Lynch’s consolidated financial statements and fees billed for other services rendered by Deloitte & Touche for the fiscal years ended December 30, 2005 and December 31, 2004. In pre-approving 100% of the services generating fees in 2005 and 2004, the Audit Committee has not relied on the de minimis exception to the SEC’s pre-approval requirements applicable to the provision of audit-related, tax and all other services provided by the independent registered public accounting firm.

	2005	2004

Audit Fees (1)	$38,800,000	$37,300,000
Audit-Related Fees (2)	5,700,000	5,300,000
Tax Fees (3)	5,500,000	8,900,000
All Other Fees (4)	2,200,000	10,300,000

Total Fees	$52,200,000	$61,800,000

(1)	Audit Fees consisted of fees for the audits of the consolidated financial statements and reviews of the condensed consolidated financial statements filed with the SEC on Forms 10-K, 10-Q and 8-K as well as work generally only the independent registered public accounting firm can be reasonably expected to provide, such as comfort letters, statutory audits, consents and review of documents filed with the SEC. Audit fees also included fees for the audit of management’s assessment of the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees consisted principally of fees for employee benefit plan audits, accounting consultations and attest services relating to financial accounting and reporting standards, advice concerning internal controls, attest services pursuant to Statement of Auditing Standards No. 70, transaction services such as due diligence and accounting consultations related to acquisitions, reports in connection with agreed-upon procedures related to subsidiaries that deal in derivatives and in connection with data verification and agreed-upon procedures related to asset securitizations.

(3)	Tax Fees consisted of fees for all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit and review of the financial statements, and consisted principally of tax compliance (including services related to the preparation of amended tax returns and claims for refunds), tax advisory and tax planning services. Tax compliance related fees accounted for $3,900,000 of the 2005 tax fees and $7,100,000 of the 2004 tax fees.

(4)	All Other Fees consisted principally of fees for advisory and management consulting services supporting improvements in customer service and customer relationship management and reporting, as well as project management for developing and implementing non-financial systems related to managing client accounts.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
Ownership by Our Directors and Executive Officers
We believe that share ownership by Directors, officers and employees helps to align their interests with the interests of shareholders. We also believe that this alignment has been an important factor in the long-term returns that we have achieved for our shareholders.
The following table contains information about the beneficial ownership of our common stock by each of the Directors, the Chief Executive Officer and the four other most highly compensated executive officers of the Company and by all Directors and executive officers considered as a group. In addition, we have provided information about ownership of stock-linked instruments that provide economic exposure to our common stock but do not represent actual beneficial ownership of shares. This information is as of February 27, 2006, the record date.
Amount and Nature of Beneficial Ownership

		Total
		Beneficial	Common	Stock	Stock
Name	Position	Ownership (1)	Stock (2)	Options (3)	Units (4)

Armando M. Codina	Director	0	0	0	3,489
Jill K. Conway	Director	26,306	8,634	17,672	11,985
Alberto Cribiore	Director	43,333	35,000	8,333	10,693
Ahmass L. Fakahany	Executive Vice President	833,430	483,572	397,808	25,175
John D. Finnegan	Director	3,554	0	3,554	4,714
Gregory J. Fleming	Executive Vice President	671,473	440,862	272,613	0
Dow Kim	Executive Vice President	875,579	589,799	352,071	0
Robert J. McCann	Executive Vice President	1,231,329	451,621	824,789	0
Heinz-Joachim Neubürger	Director	17,150	0	17,150	11,310
David K. Newbigging	Director	33,482	15,810	17,672	13,218
E. Stanley O’Neal	Director, Chairman and CEO (5)	3,011,957	1,189,614	2,084,539	59,617
Aulana L. Peters	Director	6,704	6,704	0	30,902
Joseph W. Prueher	Director	16,732	0	16,732	9,308
Ann N. Reese	Director	6,992	4,480	2,512	4,355
Charles O. Rossotti	Director	7,012	4,500	2,512	5,713
Directors and executive officers as a group		8,940,591	4,403,324	5,108,899	210,715

(1)	This column presents the total shares of common stock that are beneficially owned or can be acquired within 60 days of the record date. No individual Director or executive officer beneficially owns more than 1.0% of our outstanding common stock. The Directors and executive officers as a group beneficially own approximately 0.94% of the outstanding common stock.

(2)	Except as noted, the Directors and executive officers have sole voting and investment power over the shares of common stock listed. Of the common stock held by Mrs. Peters, 5,904 shares are held in a trust for which she has shared voting and investment power.

(3)	This column includes 4,537,267 stock options held by the Directors and executive officers that are exercisable as of the record date or within 60 days of the record date, and are, therefore, also included in the Total Beneficial Ownership column. The number of stock options exercisable as of the record date or within 60 days of the record date for the named individuals are as follows: Mrs. Conway 17,672; Mr. Cribiore 8,333; Mr. Fakahany 349,858; Mr. Finnegan 3,554; Mr. Fleming 230,611; Mr. Kim 285,780; Mr. McCann 779,708; Mr. Neubürger 17,150; Mr. Newbigging 17,672; Mr. O’Neal 1,822,343; Admiral Prueher 16,732; Mrs. Reese 2,512; and Mr. Rossotti 2,512.

(4)	Stock units are linked to the value of our common stock and generally are paid in shares of common stock at the end of the applicable restricted or deferral period. None of the stock units are payable within 60 days of the record date.

(5)	Mr. O’Neal also serves as the President and Chief Operating Officer of the Company.

Owners of More than 5% of Our Common Stock
Except as described below, we know of no person or entity that beneficially owns more than 5% of our outstanding common stock.

	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class (1)

State Street Bank and Trust Company
225 Franklin Street, Boston, Massachusetts 02110
As trustee of the Merrill Lynch Employee Stock Ownership Plan (ESOP)	26,022,902 (2)	2.75%
As trustee of other Merrill Lynch employee benefit plans	32,384,105 (3)	3.42%
As trustee or discretionary advisor for certain unaffiliated accounts and collective investment funds	26,289,469 (4)	2.78%

(1)	Percentages are calculated based on the common stock and exchangeable securities outstanding as of February 27, 2006.

(2)	This information was provided by State Street Bank and Trust Company (State Street). As of December 31, 2005, there were 25,250,810 shares allocated to ESOP participants who have the right to direct the voting by State Street for those allocated shares. As of December 31, 2005, there were 772,092 shares beneficially owned by the ESOP but unallocated to participants. As provided by the terms of the ESOP, State Street is generally obligated to vote unallocated shares and any allocated shares for which it has not received voting instructions in the same proportion as allocated shares for which it has received voting instructions. As of February 27, 2006, the record date, there were 25,119,094 shares beneficially owned by the ESOP. Of this number, 24,658,730 shares were allocated to ESOP participants and 460,364 shares were unallocated to ESOP participants.

(3)	This information is as of December 31, 2005 and was provided by State Street. Under these Merrill Lynch employee benefit plans, participants have the right to direct the voting by State Street of shares of common stock. State Street is generally obligated to vote shares for which it has not received voting instructions in the same proportion as shares for which it has received voting instructions. On the record date, there were 31,724,012 shares beneficially owned by these Merrill Lynch employee benefit plans.

(4)	This information is as of December 31, 2005 and was derived from a Schedule 13G filed with the SEC on February 14, 2006 by State Street. State Street has sole voting power and shared dispositive power over these shares.

EXECUTIVE COMPENSATION
Management Development and Compensation Committee
Report on Executive Compensation
Role of the Management Development and Compensation Committee
The Management Development and Compensation Committee (MDCC) is responsible for determining the compensation paid to all members of executive and senior management. In addition, the MDCC authorizes all awards under the Company’s equity-based compensation plans and operates under a written charter adopted by the Board of Directors.
The current members of the MDCC are: Mr. Alberto Cribiore, Chairman, Mrs. Jill K. Conway, Mr. John D. Finnegan and Mrs. Aulana L. Peters. Each of these Directors has been determined to be independent under the Director Independence Standards adopted by the Board of Directors. In addition, each Director is a “Non-Employee Director” as defined in Rule 16b-3 of the U.S. Securities and Exchange Act of 1934 and an “outside director” as defined in the regulations under Section 162(m) of the Internal Revenue Code. None of the MDCC members has ever been an employee of Merrill Lynch or eligible to participate in any of the MDCC-administered compensation programs or plans for Merrill Lynch employees.
The MDCC seeks advice and counsel from a nationally recognized independent compensation consultant who is hired by, and reports directly to, the MDCC. The MDCC has been advised by its consultant that Merrill Lynch’s compensation programs are well-designed and are consistent with best principles of compensation.
Executive Compensation Overview
In order to serve the best interests of shareholders, the MDCC follows an executive compensation philosophy that:

•	Emphasizes performance-based compensation

In determining compensation, the MDCC considers measures of performance against pre-determined financial and strategic goals and objectives. This approach provides Merrill Lynch’s top executives with an incentive to achieve strategic long-term goals that benefit shareholders.

To further reinforce the performance-based culture, the MDCC also has adopted a new incentive program, the Managing Partner Incentive Program (MPP), for certain officers of the Company, including the named executive officers. The MPP, which took effect in January 2006, is designed to focus the efforts of the Company’s key leaders by creating common accountability around specific long-term objectives. Under the MPP, a portion of stock-based compensation is tied to objectives defined by the MDCC in consultation with management. The stated goal for the first performance-based program under the MPP is to increase the annual return on equity (ROE) performance over the next three years. The grants under this program are at risk and the potential payout can vary depending on the Company’s financial performance against pre-determined targets.

•	Aligns the economic interests of executives and shareholders

The MDCC believes that the best way to align the interests of executive management with those of the Company’s shareholders is to ensure that Merrill Lynch stock represents a substantial portion of their net worth. Merrill Lynch therefore pays a significant amount of total annual compensation in equity-based awards subject to vesting requirements. Requisite levels of equity ownership are specified through stock ownership guidelines and stock retention policies.

•	Considers competitive compensation amounts

The MDCC uses competitive compensation data as one reference point to ensure that compensation opportunities are comparable with those at its major competitors, so that the Company can retain, attract and motivate key executive officers who are essential to its success.
Emphasis on Performance-based Compensation
Annual Incentive Compensation
Executive officers receive annual total compensation comprised of base salary, and both cash and equity incentive compensation. Base salaries are intended to be a small portion of the total compensation (less than 5% for executive management members).
In determining the annual compensation of each executive officer, including the Chief Executive Officer, the MDCC considers Merrill Lynch’s financial performance both on an absolute basis and relative to competitors. In addition, it assesses individual performance against pre-established quantitative and qualitative objectives.
Factors considered by the MDCC in assessing individual performance include, but are not limited to:
Financial Results: Company and business sector financial results, on an absolute basis and relative to competitors with respect to certain financial parameters, including revenue growth, profit growth, profit margins, capital management and ROE.
Strategic Growth and Execution: strategic planning and implementation, business growth, acquisitions, technology, innovation and client service.
Leadership and Effectiveness: management development, personal leadership and contribution to workforce diversity and inclusive management.
Governance and Controls: corporate reputation and brand, risk management, the strength of the control environment and contribution to a culture of ethics and compliance.
The MDCC considers all factors collectively in determining the executive officers’ annual compensation. The weight given to a particular factor may vary from year to year depending on the pre-established goals and objectives of the organization, thus enabling the MDCC to align annual financial objectives with strategic leadership initiatives.
Managing Partner Incentive Program (MPP)
In order to broaden senior management accountability for Company-wide financial and strategic goals and to emphasize further long-term performance of Merrill Lynch, the MDCC has adopted the MPP for certain members of senior and executive management, including the named executive officers. Under the MPP, a portion of stock-based compensation is put at risk of forfeiture by tying it to the achievement of goals defined by the MDCC upon consultation with management. Concurrently with the introduction of the MPP, the cash component of total compensation was reduced to 40% and the equity component was increased to 60%.
The stated goal for the first performance-based program under the MPP is to increase the annual ROE performance over the next three years. Management believes, and the MDCC concurs, that a current focus on ROE improvement is an important component in delivering shareholder value. For each year from 2005 through 2007, $2 million of the annual equity compensation amount for each named executive will not be delivered as equity awards for that year, but instead will be retained by the Company as the executive’s contribution to three-year participation in the MPP, putting that portion of equity compensation at risk of forfeiture, depending on annual ROE performance over the next three years. Individual contributions to the MPP are matched by the Company at a ratio of .75 to 1 for the named executive officers and other Executive Vice Presidents, and at a higher ratio for other participants. The Company match is also at risk of forfeiture depending on ROE performance.
Total contributions to the MPP are evidenced by participation units granted under the Company’s Long-Term Incentive Compensation Plan. At the end of each year in the period from 2006 through 2008, one-third of the total participation units will be converted into restricted shares, in each case at a ratio based on pre-determined annual performance benchmarks. ROE at or above an ROE threshold level that increases each year will result in conversion at a ratio of 1 to 1 or better, whereas ROE below the threshold will result in a conversion ratio of less than 1 to 1, or the complete forfeiture of participation units for failure to achieve the minimum benchmark. The MDCC retains discretion, in consultation with management, to make appropriate adjustments to the determination of ROE, where necessary, to emphasize operating performance.
Participation units will be cancelled and no shares will be issued if an executive leaves the Company prior to the dates on which the units convert into restricted shares. Restricted shares issued under the MPP remain subject to forfeiture upon termination of employment until January 2010. Prior to conversion into restricted shares, outstanding participation units pay dividend equivalents equal to the dividend on a share of the Company’s common stock.
Executive Alignment with Shareholders
The MDCC believes that executive stock ownership is the critical element in aligning the economic interests of executive management with those of Merrill Lynch’s shareholders and emphasizing long-term value creation. Consequently, Merrill Lynch stock should represent a substantial portion of the net worth of executive management. The stock component of the annual incentive compensation, along with the MPP, contributes to this alignment.
For 2005, annual stock awards were delivered in restricted stock. Grants of restricted stock for 2005 will vest 25% per year over a four-year period. The vesting period is one of the important retention tools that the Company uses to preserve its human capital. Additionally, under the MPP, the named executive officers have a significant portion of their annual incentive awards at risk, based on annual ROE performance through 2008. As a result, executives have a strong financial incentive to increase shareholder value over the long-term.
Executive Stock Ownership Guidelines
Merrill Lynch also has implemented executive stock ownership guidelines to foster long-term equity ownership. Members of executive management and selected members of senior management, which includes the named executive officers and all of the participants in the MPP, are expected to retain stock and options representing 75% of the net after-tax value of their restricted share and option grants. The executive stock ownership and executive stock retention guidelines are described in this Proxy Statement under “Governance of the Company.”
Merrill Lynch also encourages broad-based employee stock ownership through the annual incentive compensation program. Approximately 8,000 employees receive their bonus awards in a combination of cash and stock. This means that, like other shareholders, employees broadly participate in both the “upside opportunity” and the “downside risk” of the Company’s performance. The allocation of stock bonus awards is progressive, so that as an employee’s total compensation increases, an increasing percentage of total compensation is paid in stock. This ensures that higher paid employees have a greater “at risk” financial interest in the sustained success of the Company and its shareholders.
The terms and conditions of restricted stock awards made to named executive officers are identical to the terms provided to all other employees who participate in the firm’s broad-based stock bonus plan.
Competitive Compensation Considerations
The MDCC believes that it is essential for the continued success of the Company that overall compensation policies allow the Company to be competitive in attracting and retaining executive talent. In the securities industry generally, human capital is the primary driver of profitability and competitive advantage. There is extensive recruiting pressure for individuals with experience, skills and relationships that enable them to be successful at Merrill Lynch. Competitors for top talent include direct industry competitors, hedge funds, investment boutiques and private equity firms. Executive compensation is affected by this competitive environment. The MDCC’s assessment of competitive compensation levels is based on independently prepared surveys and publicly available information reported for executive officers at The Bear Stearns Companies Inc., Citigroup Inc., The Goldman Sachs Group, Inc., JP Morgan Chase & Co., Lehman Brothers Holdings Inc. and Morgan Stanley (Peer Group). The Peer Group is reviewed annually by the MDCC in consultation with its independent compensation consultant. However, the MDCC does not establish compensation targets based on peer group compensation amounts because it believes that individual and Company performance should be the primary determinant of annual compensation.
Executive Compensation for Fiscal 2005
Executive management’s 2005 annual incentive compensation amounts were based on the MDCC’s review of pre-determined goals and objectives. In its final determination, the MDCC emphasized the achievement of overall firm and business segment profitability objectives as measured by net earnings, pre-tax profit margin and ROE on both an absolute basis and relative to competitors, as well as contributions to objectives supporting strategic growth and execution, leadership, governance and the control environment.
Performance-based compensation is distributed to executive officers in a combination of cash and stock. For 2005, the cash bonus plus base salary represented 40% of total annual compensation for each named executive officer. The remaining 60% of total annual compensation was allocated to stock-based compensation.
Merrill Lynch’s policy is to maximize the deductibility of compensation payments in excess of $1 million under Section 162(m) of the Internal Revenue Code and related regulations. The firm’s shareholders have approved the performance formula applicable to cash and stock bonuses that are designed and administered to satisfy the requirements of Section 162(m). Under the formula, the MDCC retains the discretion to establish executive officer performance-based compensation that is less than, but not more than, the formula amounts.
Executives are entitled to participate in the broad-based benefit plans offered generally to Merrill Lynch employees (broad-based retirement, 401(k), health insurance and other employee benefits). Such participation is offered on the same terms as for all other employees.
Compensation of the Chief Executive Officer for 2005 Performance
At the beginning of 2005, the MDCC established quantitative and qualitative objectives for the Chief Executive Officer that it considered important for continued growth and the delivery of shareholder value. In determining the Chief Executive Officer’s 2005 compensation, the MDCC exercised its judgment based on a review of financial measures and an assessment of performance against these objectives. The methodology used by the MDCC involved consideration of overall Company financial results and the MDCC’s assessment of the Company’s financial performance relative to its competitors. The MDCC also considered the advice and counsel of its independent compensation consultant.
Financial measures considered included: top-line growth, measured by the Company’s year over year increase in net revenues; profitability, measured by maintaining or increasing the Company’s pre-tax profit margin; and ROE, considered at a constant tax rate and fully tax effected, measured against the prior year. On a relative basis, the MDCC considered net revenue growth, pre-tax profit growth, the Company’s share of total Peer Group pre-tax earnings, and ROE improvement, in each case compared with the Peer Group.
In reaching its compensation determination, the MDCC considered the following positive achievements:

•	Record 2005 net earnings of $5.1 billion, representing a 15% increase from the prior year

•	Full-year net revenue growth of 18%

•	A record pre-tax profit margin of 27.8% for 2005, up from 26.5% in 2004

•	A 2005 ROE of 16.0%, up from 14.9% in 2004

•	Growth in net revenues and pre-tax earnings near the top of the Peer Group

•	Achievement of specific revenue, profitability and strategic objectives relating to growth areas in key parts of the business

•	Development of a new capital allocation framework and increased balance sheet discipline
In addition to the financial dimensions above, the MDCC also evaluated progress on strategic imperatives within the context of the Company’s overall strategy, as reviewed with the Board of Directors in prior years. The MDCC reviewed specific investments and developments in the current year to assess progress as part of the overarching strategic direction.
Separately, the MDCC also reviewed the Company’s efforts and progress over two other areas:

•	Continued commitment to leadership development and performance-based company culture

•	Continued focus on diversity and launching new leadership focus around multicultural areas
Having carefully assessed performance, the MDCC reviewed 2004 actual and 2005 projected total compensation amounts for Chief Executive Officers in the Peer Group in order to refine its analysis and arrive at a final determination of 2005 performance-year compensation.

After completing its review, the Committee determined, and the Board of Directors ratified, a 2005 bonus for the Chief Executive Officer of $36,300,000, to be delivered in a combination of cash and stock, with the stock component representing 60% of total 2005 compensation. The stock portion of the annual incentive award to the Chief Executive Officer was delivered entirely in restricted stock except that $2 million of the stock award was retained by the Company as the Chief Executive Officer’s contribution to partial funding of his three-year participation in the MPP.
The number of restricted shares granted in connection with the Chief Executive Officer’s bonus was related directly to the dollar value of the award and was converted based on a market valuation with no discounts. The number of restricted shares granted was calculated by dividing the dollar value of the award by the grant-date closing price of a share of Merrill Lynch common stock.
Summary
The compensation of the named executive officers for performance for fiscal year 2005, based on the methodology described above, consists of:

				Managing
				Partner
		Cash	Stock	Incentive	Total
	Salary	Bonus	Bonus	Program (1)	Compensation

E. Stanley O’Neal	$700,000	$14,100,000	$20,200,000	$2,000,000	$37,000,000
Dow Kim	$350,000	$10,850,000	$14,800,000	$2,000,000	$28,000,000
Gregory J. Fleming	$350,000	$8,850,000	$11,800,000	$2,000,000	$23,000,000
Ahmass L. Fakahany	$350,000	$8,050,000	$10,600,000	$2,000,000	$21,000,000
Robert J. McCann	$350,000	$6,850,000	$8,800,000	$2,000,000	$18,000,000

(1)	Represents the portion of the executive’s 2005 stock bonus retained by the Company as a contribution to three-year participation in the MPP. As conversion of participation units under the MPP into restricted shares is entirely dependent on the Company’s future annual financial results, the units are not includable in the Summary Compensation Table for 2005. Instead, any restricted shares issued under the MPP will be included in the Summary Compensation Table in each of 2007, 2008 and 2009 to the extent that applicable performance benchmarks are met.
Management Development and Compensation Committee
Alberto Cribiore, Chairman
Jill K. Conway
John D. Finnegan
Aulana L. Peters

Compensation Committee Interlocks and Insider Participation
The members of the MDCC are named above. None of these individuals has ever been an officer of Merrill Lynch or any of its subsidiaries and no “compensation committee interlocks” existed during the 2005 fiscal year.

Executive Compensation
The following tables contain information about the Chief Executive Officer and the four other most highly compensated executive officers of Merrill Lynch. The manner in which these charts and footnotes are presented is dictated by the SEC. We urge you to read through the footnotes as they contain important information that clarifies awards that have been made.
Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation Awards (1)

					Restricted	Securities
				Other Annual	Securities	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus (1)	Compensation (2)	(3)(4)	Options	Compensation (5)

E. Stanley O’Neal	2005	$700,000	$14,100,000	$484,921	$20,200,041	0	$15,373
Chairman of the Board	2004	700,000	0	319,277	31,300,038	0	$15,240
& CEO	2003	500,000	13,500,000	299,215	11,200,023	137,221	13,084

Dow Kim	2005	$350,000	$10,850,000	$74,534	$14,800,039	0	$10,400
Executive Vice President	2004	350,000	10,650,000	86,171	11,000,002	0	$8,150
	2003	225,000	8,275,000		6,799,975	83,313	6,000

Gregory J. Fleming	2005	$350,000	$8,850,000	$102,149	$11,800,030	0	$10,400
Executive Vice President	2004	350,000	8,150,000	124,165	8,500,006	0	$10,200
	2003	175,000	5,825,000		4,799,975	58,809	8,000

Ahmass L. Fakahany	2005	$350,000	$8,050,000	$111,864	$10,600,070	0	$12,500
Executive Vice President	2004	350,000	7,150,000	96,646	7,500,042	0	$12,250
	2003	225,000	5,275,000	159,633	4,399,988	53,908	12,000

Robert J. McCann	2005	$350,000	$6,850,000	$79,802	$8,800,021	0	$14,600
Executive Vice President	2004	350,000	7,150,000	95,635	7,500,042	0	$14,300
	2003	172,222	5,650,000		4,799,975	58,809	14,000

(1)	Merrill Lynch pays its cash and stock bonuses in January for performance in the immediately preceding year.

(2)	Pursuant to a security study, Merrill Lynch provides cars and trained security drivers for members of executive management. The cars are used for commuting as well as for business and personal travel and the costs associated with the cars are reimbursed by the executives in an amount determined under Internal Revenue Service guidelines. Amounts in the table represent the costs of providing the cars and the portion of the drivers’ time allocable to personal use, net of this reimbursement. Pursuant to the security study, the Chief Executive Officer is required to use Company aircraft for all air travel. Other executive officers are permitted to use the Company aircraft for personal travel, subject to availability. As recommended by the security study, Merrill Lynch also pays for the installation and maintenance of security systems in the residences of members of executive management, in cases where existing systems are considered insufficient.

The amounts reported for Mr. O’Neal include: (a) $198,394 in 2005, $185,033 in 2004 and $167,838 in 2003, for the cost of Company-provided car service; (b) $163,685 in 2005, $119,395 in 2004 and $114,158 in 2003, for the incremental cost of required use of Company aircraft; (c) $23,821 in 2005,

$14,849 in 2004 and $219 in 2003, for the cost of residential security systems; (d) $89,021 in 2005, consisting of imputed income from a $45,000 filing fee paid by the Company for a Hart-Scott-Rodino antitrust filing related to Mr. O’Neal’s stock ownership and $44,021 for the related tax gross-up; and (e) $10,000 in 2005 and $17,000 in 2003, for reimbursement of financial planning and tax preparation fees.

The amounts reported for Mr. Kim include: (a) $33,741 in 2005 and $28,791 in 2004, for the cost of Company-provided car service; (b) $29,703 in 2005, and $36,922 in 2004 for the incremental cost of use of Company aircraft; (c) $590 in 2005 and $16,958 in 2004, for the cost of residential security systems; and (d) $10,500 in 2005 and $3,500 in 2004, for reimbursement of financial planning and tax preparation fees.

The amounts reported for Mr. Fleming include: (a) $30,402 in 2005 and $28,780 in 2004, for the cost of Company-provided car service; (b) $57,129 in 2005 and $46,640 in 2004, for the incremental cost of use of Company aircraft; (c) $11,793 in 2005 and $46,325 in 2004, for the cost of residential security systems; and (d) $2,825 in 2005 and $2,600 in 2004, for reimbursement of financial planning and tax preparation fees.

The amounts reported for Mr. Fakahany include: (a) $32,454 in 2005, $33,395 in 2004 and $24,947 in 2003, for the cost of Company-provided car service; (b) $59,128 in 2005, $63,251 in 2004 and $133,951 in 2003 for the incremental cost to the Company of use of Company aircraft; (c) $5,882 in 2005 and $735 in 2003, for the cost of residential security systems; and (d) $14,400 in 2005, for reimbursement of financial planning and tax preparation fees, $7,200 of which relates to services provided in 2004.

The amounts reported for Mr. McCann include: (a) $32,086 in 2005 and $30,207 in 2004, for the cost of Company-provided car service; (b) $47,716 in 2005 and $44,428 in 2004, for the incremental cost of use of Company aircraft; and (c) $21,000 in 2004, for the cost of residential security systems.

No other perquisites exceeded 25% of the amounts disclosed.

(3)	Amounts for 2005 reflect the stock component of the annual incentive award for 2005 for each executive, net of $2 million which was retained by the Company as a portion of the executive’s contribution to the three-year participation in the Managing Partner Incentive Program (MPP). Grants of participation units in the MPP, which were made in January 2006, are not reflected in the table because they are subject to annual performance vesting requirements in future years. Annual incentive stock awards for 2005 were delivered 100% in restricted shares, which were valued using the closing price of our common stock on the Consolidated Transaction Reporting System of $72.10 on January 23, 2006, the date of grant. The restricted shares convey to the holder the rights of a shareholder, including the right to vote and receive dividends, but are subject to forfeiture and may not be sold or transferred during the applicable vesting period. Restricted shares granted for 2005 vest in four annual installments of 25% on January 31 in the years 2007 to 2010. Restricted shares granted for 2003 and 2004 vest four years from the date of grant.

(4)	As of December 30, 2005, the last day of the Company’s fiscal year, the named executive officers held the following number of restricted shares and restricted units, with a value based on the closing price of the Company’s common stock on the Consolidated Transaction Reporting System of $67.73 as follows: Mr. O’Neal (869,957 restricted shares and 74,261.50 restricted units — $63,951,919.20); Mr. Kim (383,018 restricted shares — $25,941,809.10); Mr. Fleming (268,403 restricted shares — $18,178,935.20); Mr. Fakahany (270,296 restricted shares and 36,744.73 restricted units — $20,795,868.50); and Mr. McCann (260,378 restricted shares — $17,635,401.90). These amounts do not include restricted shares awarded in 2006 for performance in 2005.

(5)	Amounts shown for 2005 consist of the following: (i) matching contributions made in 2005 by Merrill Lynch under our 401(k) Savings & Investment Plan (a broad-based retirement savings plan offered to our U.S. employees) for Mr. O’Neal ($2,000), Mr. Kim ($2,000), Mr. Fleming ($2,000), Mr. Fakahany ($2,000), and Mr. McCann ($2,000); (ii) allocations based on compensation and length of Company service made in 2005 by Merrill Lynch under our Retirement Program (a broad-based defined contribution retirement program for U.S. employees) for Mr. O’Neal ($10,500), Mr. Kim ($8,400), Mr. Fleming ($8,400), Mr. Fakahany ($10,500) and Mr. McCann ($12,600); and (iii) the dollar value attributable to premiums for 2005 with respect to the term portion of a split dollar life insurance policy purchased by Merrill Lynch for Mr. O’Neal in 2000 ($2,873).
Aggregated Stock Option Exercises Made in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired on	Value	Options at Fiscal Year-End		Fiscal Year-End (2)
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

E. Stanley O’Neal	75,920	$3,121,725	2,184,586	339,333	$49,108,229	$7,734,080
Dow Kim	54,242	912,361	240,317	111,754	2,691,362	2,052,508
Gregory J. Fleming	0	0	207,499	69,302	3,207,935	1,145,387
Ahmass L. Fakahany	0	0	315,385	82,423	6,172,606	1,168,273
Robert J. McCann	0	0	749,329	75,460	16,246,510	1,340,380

(1)	These valuations represent the difference between the fair market value of a share of common stock at exercise and the exercise prices of the stock options exercised.

(2)	These valuations represent the difference between $67.73, the closing price of a share of common stock on December 30, 2005 on the Consolidated Transaction Reporting System and the various exercise prices of these stock options set at their respective dates of grant.
Pension Plan Annuity and Supplemental Annuity
In 1988, we terminated our defined benefit pension plan. In order to pay pension plan benefits to the vested participants, we purchased a group annuity contract from Metropolitan Life Insurance Company with a portion of the terminated pension plan assets. Merrill Lynch, under a supplemental agreement, may recognize gains or losses to the extent that the experience of its employee population and investment performance of the annuity assets are higher or lower than assumptions that are based on actuarial and investment estimates.
Certain executive officers named in the Summary Compensation Table are eligible to receive an annuity payment at retirement. If payments commence as a straight life annuity at age 65, the maximum annual amounts that the named executive officers would receive would be $5,679 for Mr. O’Neal, $946 for Mr. Fakahany and $22,025 for Mr. McCann. Mr. Kim and Mr. Fleming are not eligible for these payments. These amounts reflect an offset for estimated social security benefits, as required by the terms of the terminated pension plan. Those retiring before age 65 will receive reduced annuity payments.
In January 2002, Merrill Lynch entered into an annuity agreement with Mr. O’Neal that provides for supplemental annuity payments. Under this agreement, with the approval of the Board of Directors, Mr. O’Neal is entitled to the annuity if he retires after attaining age 55 or dies while employed by Merrill

Lynch. The amounts to be paid under the annuity agreements will be based on 1.25% of Mr. O’Neal’s highest consecutive five-year average cash compensation and on his length of service and will be reduced by the annuity equivalent of other Merrill Lynch-provided retirement benefits. The payment will be made monthly in the form of either a life annuity, a ten-year certain and life annuity, or a 50% or 100% joint and survivor life annuity and is subject to a limitation that is adjusted semi-annually for inflation until benefits commence.
As of December 30, 2005, Mr. O’Neal’s highest consecutive five-year average cash compensation, determined in accordance with the annuity agreement, was approximately $8.9 million and he had approximately 19 years of service at Merrill Lynch. Based on this data, at retirement, the annual amount of Mr. O’Neal’s annuity would be equal to the plan limit of $1,938,664 if payable as a straight life annuity or a ten-year certain and life annuity, or $1,639,487 if payable as a 50% or 100% joint and survivor annuity (in each case subject to a semi-annual adjustment for inflation until commencement of payment) and reduced by:

•	the dollar amount of the pension plan annuity from Metropolitan Life Insurance Company described above;

•	the combined annuity value at retirement of account balances attributable to our contributions to our 401(k) Savings & Investment Plan and our Retirement Accumulation Plan and to the allocations under our Employee Stock Ownership Plan; and

•	50% of the annual social security retirement benefit amount receivable at retirement at age 65 (computed as of the actual retirement date if earlier than age 65).
Severance Agreements
We have severance agreements with certain members of our executive management (including the officers named in the Summary Compensation Table) and certain key members of senior management. These agreements provide for payments and other benefits if there is a “Change in Control” of Merrill Lynch and the executive’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason”, as these terms are described in the severance agreements. Our form of severance agreement is an exhibit to our 2005 Form 10-K. In 2005, Merrill Lynch eliminated 26 severance agreements for members of its senior management.
A “Change in Control” of Merrill Lynch means: (i) any change in control of a nature required to be reported under the SEC’s proxy rules; (ii) the acquisition by any person or entity of the beneficial ownership of securities representing 30% or more of the combined voting power of Merrill Lynch’s then outstanding voting securities; (iii) a change in the composition of the Board of Directors such that, within a period of two consecutive years, individuals who at the beginning of such two-year period constituted the Board of Directors and any new Directors elected or nominated by at least 3/4 of the Directors who were either Directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board of Directors; or (iv) the liquidation or distribution of all or substantially all of the assets of Merrill Lynch.
Under each agreement, if a member of executive management is entitled to severance compensation, that employee will receive a lump-sum payment equal to the lesser of 2.99 times the employee’s average annual W-2 compensation for the five years before termination and 2.99 times the employee’s average annual salary, bonus and the grant value of stock-based compensation for the five years before termination. The employee also will receive a payment equal to the value of various insurance benefits for 24 months after termination plus an amount covering income taxes on that payment, as well as a payment of the retirement contribution plus an amount covering income taxes on that payment that the employee would have been eligible to receive under the terms of our retirement program if the employee had been employed by the Company for an additional 24 months at his or her highest annual rate of compensation during the 12 months before termination.
Any payments under the severance agreements will be in addition to amounts payable under certain stock compensation plans, except as otherwise provided in the severance agreements. The relevant stock plans provide for early vesting and payment if an employee is terminated under circumstances described in the plans.
Deferred Compensation
Merrill Lynch has a deferred compensation program that is offered to the Company’s key employees including the executive officers named in the Summary Compensation Table. Once income is deferred, participants in the plan have the opportunity to index deferred amounts to various investment vehicles or mutual funds, including Company-sponsored investment vehicles offered periodically that qualify as employee securities companies under the Investment Company Act of 1940. With respect to the employee securities company index offered in 1997, 1999 and 2001, employees, including executive officers in 2001, were permitted to elect to have their return (whether positive or negative) augmented (or leveraged) on up to a two-to-one basis. Amounts deferred and indexed to any investment option, including the employee securities company index option offered in 1997, 1999 and 2001, generally remain deferred until after the retirement of participants unless individual participants elect to receive distributions at an earlier time.
The table below represents the dollar amount of outstanding leverage provided under the deferred compensation plans to the executive officers listed below. It does not include deferred amounts.

Participants	Leverage

E. Stanley O’Neal	$1,838,896
Robert J. McCann	1,739,666
Gregory J. Fleming	271,984
Dow Kim	182,036
Participants in the plans are general creditors of the Company for all amounts payable under the plans. Under the deferred compensation program, all employee account balances are debited by 2% each year to cover costs incurred by the Company in offering the program.

OTHER MATTERS
Certain Transactions
State Street is the beneficial owner of more than 5% of the outstanding shares of our common stock. We and certain of our subsidiaries have engaged in transactions in the ordinary course of business with State Street and with certain of its respective affiliates. These transactions were on substantially the same terms as comparable transactions with other clients.
As permitted by the Sarbanes-Oxley Act of 2002, certain of our Directors and executive officers and their family members have, from time to time, borrowed money from Merrill Lynch subsidiaries in the form of mortgage loans, revolving lines of credit and other extensions of credit. These transactions are entered into in the ordinary course of business on substantially the same terms, including interest rates and collateral provisions, as those prevailing at the time for comparable transactions with our other similarly situated customers. For certain types of products and services offered by our subsidiaries, our Directors and officers may receive certain discounts that are available to our employees generally.
From time to time, we may perform investment banking, financial advisory, lending and other services in the ordinary course of our business for certain corporations with which some of our Directors are affiliated. Those services are provided on substantially the same terms as those prevailing at the time for comparable transactions with our other similarly situated customers.
A Merrill Lynch subsidiary leases office space at a building that is owned by a partnership in which Mr. Codina, one of our non-management Directors, and certain of his family members formerly owned interests. Mr. Codina also formerly controlled the general partner of the partnership. Merrill Lynch’s lease was entered into before it was contemplated that Mr. Codina would join the Board. Merrill Lynch paid gross rent of less than $1 million to the partnership in each of 2003, 2004 and 2005. All ownership interests in the partnership and its general partner were disposed of by Mr. Codina and his family members prior to Mr. Codina’s election to the Board in July 2005.
A sibling of Mr. O’Neal, our Chairman and Chief Executive Officer, is employed as an Assistant Vice President by the client technology group of one of the Company’s subsidiaries and was paid total compensation in 2005 of between $60,000 and $125,000.
A sibling of James P. Gorman, a former executive officer of the Company, is employed as a Director in the equity trading area of one of the Company’s subsidiaries and was paid a total compensation in 2005 of between $400,000 and $600,000.
From time to time, in connection with investigations by regulatory and governmental bodies, Merrill Lynch recommends certain counsel with expertise in the area to Merrill Lynch employees. An employee requiring these services generally selects counsel from among the attorneys whose names are provided and the fees are paid by Merrill Lynch. Since 1999, the spouse of Rosemary Berkery, an Executive Vice President and General Counsel of the Company, has been recommended from time to time to provide such counsel. In 2005, fees payable to Ms. Berkery’s spouse for such services were approximately $78,000.

Stock Performance Graph
The following performance graph compares the performance of our common stock for the last five years to that of the S&P 500 Index, the S&P 500 Financial Index and two Peer Groups, the former Peer Group and the new Peer Group. The former Peer Group is comprised of the following companies: The Bear Stearns Companies Inc.; The Charles Schwab Company; Citigroup Inc.; The Goldman Sachs Group, Inc.; JP Morgan Chase & Co.; Lehman Brothers Holdings Inc.; and Morgan Stanley. The new Peer Group is comprised of all of the companies in the former Peer Group with the exception of The Charles Schwab Company. The new Peer Group was chosen to more closely reflect the companies that are considered by Merrill Lynch to be comparable companies for benchmarking purposes.
The graph assumes that the value of the investment in our common stock and of each of the four named indices was $100 at December 29, 2000 and that all dividends were reinvested. Points on the graph represent the performance as of the last Friday in December of the specified year, the day of Merrill Lynch’s fiscal year end. Stock price performance shown on the graph is not necessarily indicative of future price performance.

	2000	2001	2002	2003	2004	2005

Merrill Lynch	100	78.23	57.70	88.01	92.41	106.06
S&P 500 Index	100	89.76	68.80	87.70	98.66	103.51
S&P 500 Financials Index	100	91.72	77.19	100.06	112.69	119.99
New Peer Group	100	91.91	68.03	97.92	103.79	112.91
Former Peer Group	100	88.98	65.66	93.43	99.03	108.15

Shareholder Proposals for the 2007 Annual Meeting
If you wish to submit a shareholder proposal to be included in the proxy materials for our 2007 Annual Meeting, you must submit your proposal in writing to our Corporate Secretary no later than November 10, 2006.
If you wish to submit a proposal or a matter for consideration at our 2007 Annual Meeting, but you do not meet the deadline for inclusion in the proxy materials, our By-Laws require that your proposal be received by the Corporate Secretary at least 50 days before the date of the 2007 Annual Meeting. As a general matter, we hold our Annual Meeting during the third or fourth week of April. Your proposal also must comply with certain information requirements set forth in the Company’s By-Laws. The By-Laws are filed as an exhibit to the Company’s 2005 Form 10-K and may be found on the Corporate Governance Website. You also may obtain a copy of our By-Laws from our Corporate Secretary. These requirements apply to any matter that a shareholder wishes to raise at the Annual Meeting other than pursuant to the procedures set forth in Rule 14a-8 of the U.S. Securities Exchange Act of 1934. The deadline for receiving proposals for consideration at the 2006 Annual Meeting was March 9, 2006.
Pursuant to our Certificate of Incorporation, any shareholder wishing to propose a Director nominee for election to the Board at the Annual Meeting must provide written notice to our Corporate Secretary at least 50 days but no more than 75 days before such Annual Meeting. See “Director Nomination Process” in this Proxy Statement.
Other Business
The business scheduled to come before the 2006 Annual Meeting is as set forth in the Notice of Meeting and as described in this Proxy Statement. Other business may only be brought before the meeting in compliance with the provisions of our Certificate of Incorporation and By-Laws. If any other matters should properly arise at the Annual Meeting, your proxy will be voted on such matters at the discretion of the proxy holders designated on the accompanying form of proxy.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the U.S. Securities Exchange Act of 1934 requires our Directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Such Directors, executive officers and 10% shareholders also are required to furnish us with copies of all Section 16(a) reports they file.
Based on a review of the copies of such reports we received, we believe that all Section 16(a) filing requirements applicable to our Directors, executive officers and 10% shareholders were complied with during 2005 with the exception of an inadvertent late filing of a Form 4 report by Robert J. McCann on January 4, 2006, which reported a purchase of Depositary Shares each representing 1/1200th interest in a share of 6.375% Non-Cumulative Preferred Stock, Series 3 on November 9, 2005 and an inadvertent late filing of a Form 4 report by Laurence A. Tosi on January 5, 2006, which reported a purchase of Depositary Shares each representing 1/1200th interest in a share of Floating Rate Non-Cumulative Preferred Stock, Series 2 on March 7, 2005.

Incorporation by Reference
To the extent that this Proxy Statement is incorporated by reference into any other filing by Merrill Lynch under the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Audit Committee Report,” “Management Development and Compensation Committee Report on Executive Compensation” (to the extent permitted by the applicable rules of the SEC) and “Stock Performance Graph,” as well as the exhibits to this Proxy Statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

EXHIBIT A
Revised: January 2006
DIRECTOR INDEPENDENCE STANDARDS
Adopted by the Board of Directors
of Merrill Lynch & Co., Inc.
The Board of Directors (the “Board”) of Merrill Lynch & Co., Inc. has adopted a formal set of standards with respect to the determination of director independence. To be considered “independent” for purposes of these standards, a director must be affirmatively determined by the Board not to have a material relationship with Merrill Lynch & Co., Inc. and its subsidiaries (“Merrill Lynch”) other than as a director. In each case, the Board shall broadly consider all relevant facts and circumstances and shall apply the following standards (the “Director Independence Standards”).

A.	Employment/ Compensation:

1.	The director shall not have been an employee and no family member[1] shall have been an executive officer[2] of Merrill Lynch during the last three years.

2.	The director shall not have received more than $100,000 per year in direct compensation from Merrill Lynch during any twelve-month period within the last three years. “Direct compensation” shall not include director and committee fees, reimbursement of expenses incurred in connection with service as a director and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent upon continued service).

3.	No family member of the director shall have received more than $100,000 per year in direct compensation from Merrill Lynch during any twelve month period within the last three years.

4. (a)	The director shall not be a current partner or employee of Merrill Lynch’s independent auditing firm (the “Auditing Firm”).

(b)	No family member of the director shall be a current partner of the Auditing Firm or a current employee of the Auditing Firm who participates in the Auditing Firm’s audit, assurance or tax compliance (but not tax planning) practice.

(c)	Neither the director nor any family member shall have been during the last three years a partner or employee of the Auditing Firm and personally worked on Merrill Lynch’s audit within that time.

[1]	A “family member” means a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee of such director) who shares such director’s home.

[2]	An “executive officer” means the Chief Executive Officer, President, Chief Financial Officer, Principal Accounting Officer, (or if there is no such accounting officer, the Controller), or any officer or person in charge of a principal business unit, division or function, or who performs a policy-making function.

5.	Neither the director nor any family member shall be or have been, during the last three years, employed as an executive officer of a company while any of Merrill Lynch’s present executive officers serves or served on such company’s compensation committee.

The Board has determined that employment relationships, compensation and directorships that are not inconsistent with the foregoing standards are categorically immaterial relationships and, therefore, do not impair independence. In applying the standard in Paragraph A. 3., the Board need not consider compensation received by a family member of the director for service as a non-executive employee of Merrill Lynch.

B.	Business Relationships:

It is expected that all business relationships between Merrill Lynch and a company (including subsidiaries and affiliates) with respect to which the director or any family member has a primary business relationship[3], will be conducted on an arms-length basis. The Board has determined that business relationships with primary business relationships that are not inconsistent with the standards set forth below are categorically immaterial relationships and, therefore, do not impair independence:

1.	Payments by Merrill Lynch to a primary business relationship of the director or the director’s family member for property or services that do not in any single fiscal year during the last three fiscal years exceed the greater of $1 million or 2% of the consolidated gross revenues of such primary business relationship.

2.	Payments to Merrill Lynch by a primary business relationship of the director or the director’s family member that do not in any single fiscal year during the last fiscal three years exceed the greater of $1 million or 2% of the consolidated gross revenues of such primary business relationship.

3.	Financial services transactions, including but not limited to underwriting, banking, lending, trading in securities or derivatives and co-investment transactions, between Merrill Lynch and a primary business relationship of the director or the director’s family member, provided that (a) Merrill Lynch’s gross fee revenues (including interest payments or other fees paid in connection with loan transactions) from such transactions (together with other payments for property or services in the applicable fiscal year, if any) do not exceed the threshold set forth in Paragraph B.2 above, (b) such transactions are in the ordinary course of business of Merrill Lynch and are made on terms substantially consistent with those prevailing at the time for corresponding services to similarly situated, unrelated third parties, and (c) in the case of lending transactions, the termination of the lending relationship in the normal course of business would not reasonably be expected to have a material adverse effect on such primary business relationship.

In addition, the Board of Directors has determined that business relationships between Merrill Lynch and a company that is not a primary business relationship, including business relationships with a company for which a director or family member serves as a non-

[3]	For purposes of these standards, a “primary business relationship” exists with an entity if the director is currently the controlling shareholder or an employee of the entity, or if any family member of the director is currently the controlling shareholder or an executive officer of the entity.

management director (including non-executive chair), are categorically immaterial relationships and, therefore, do not impair director independence.

C.	Relationships as a Client:

1.	It is expected that any services (such as, brokerage services, lending services, insurance and other financial services) provided to a director or any immediate family member[4] by Merrill Lynch will be provided in the ordinary course of Merrill Lynch’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to Merrill Lynch employees on a broad basis. The Board of Directors has determined that services that are not inconsistent with this standard are categorically immaterial relationships that do not impair independence. The Board of Directors has also determined that services provided to directors in connection with the fulfillment of their duties and responsibilities as directors are categorically immaterial and, therefore, do not impair director independence.

D.	Charitable Contributions:

The Board of Directors has determined that the following philanthropic relationships are categorically immaterial relationships and, therefore, do not impair independence:

1.	Contributions by Merrill Lynch to educational or charitable institutions for which the director serves solely as a non-executive trustee or director (or in a similar capacity).

2.	Discretionary contributions by Merrill Lynch (excluding contributions made under Merrill Lynch’s “matching gifts” program) to any educational or charitable institution for which the director serves as an executive officer[5] that do not exceed in any single fiscal year during the preceding three fiscal years the greater of (i) $1 million or (ii) 2% of the recipient’s most recent publicly available consolidated gross revenues.

[4]	An “immediate family member” includes a director’s spouse, and other family members (including children) who share the director’s home or who are financially dependent on the director.

[5]	For purposes of this standard, an “executive officer” of an educational or charitable institution means a CEO, President, Executive Director, Executive Vice President, or any other officer who performs a policy making function. Non-executive Trustees or Directors (or persons performing similar functions) are not considered to be executive officers.

EXHIBIT B
Revised: January 2006
MERRILL LYNCH & CO., INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER
I.   Purpose

The Audit Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board” or “Board of Directors”) of Merrill Lynch & Co., Inc. (together with its affiliates, the “Corporation”) to:

•	Assist the Board in fulfilling its oversight responsibility relating to the:

A.	Preparation and integrity of the Corporation’s financial statements and oversight of related disclosure matters;

B.	Qualifications, independence and performance of, and the Corporation’s relationship with, its registered public accounting firm (the “independent auditor”);

C.	Performance of the Corporation’s internal audit function and internal controls; and

D.	Compliance by the Corporation with legal and regulatory requirements.

•	Provide the report required by the rules of the Securities Exchange Commission (the “Commission”) to be included in the Corporation’s annual proxy statement.
II.  Membership

The Committee’s membership shall be determined by the Board of Directors on the recommendation of the Nominating and Corporate Governance Committee and shall consist of at least three (3) Board members. The Committee members shall meet the requirements for independence, experience and expertise set forth in the applicable laws and the regulations of the Commission and the New York Stock Exchange. In that regard, the Committee shall endeavor to have at least one member who either meets the Commission’s definition of “audit committee financial expert” or who, in the business judgment of the Board, is capable of serving the functions expected of such financial expert. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, shall appoint the Chair of the Committee.

Service on the Committee requires a significant time commitment from its members. In determining whether a committee member is able to meet the significant time commitment, the Board will take into consideration the other obligations of such member, including full-time employment, and service on other boards of directors and audit committees.
III.  Meetings and Reports

The Committee shall meet as frequently as it determines, but not less frequently than six times per year. The Chair of the Committee, or any two members of the Committee, (in consultation with the

Chair where possible) may call meetings of the Committee. Meetings of the Committee may be held telephonically.

The Chair shall preside at all sessions of the Committee at which he or she is present and shall set the agendas for Committee meetings. All members of the Board of Directors are free to suggest to the Chair items for inclusion in the agenda for the Committee’s meetings. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

The Committee shall meet periodically in separate private sessions with management, the internal auditors, the independent auditor and the General Counsel. The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or advisers to, the Committee.

The Committee shall report regularly to the Board with respect to such matters that are within the Committee’s responsibilities and with respect to such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chair or by any other member designated by the Committee to make such report. The Committee shall maintain minutes or other records of meetings and activities of the Committee.

The Committee shall provide the report of the Committee to be contained in the Corporation’s annual proxy statement, as required by the rules of the Commission.

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

IV.	Authority

The Committee shall perform the following functions and may carry out additional functions and adopt additional policies and procedures in furtherance of the purpose of the Committee outlined in Section I of this Charter, as may be appropriate in light of changing business, legislative, regulatory, or other conditions, or as may be delegated to the Committee by the Board of Directors from time to time. The Committee may also, at its discretion, review particular businesses of the Corporation in order to evaluate accounting policies, disclosure practices or controls, internal controls, or compliance matters, or other matters within the scope of the Committee’s responsibilities.

A.	Financial Statements and Disclosure Matters

1.	The Committee shall meet to review and discuss with management and the independent auditor the Corporation’s annual audited and quarterly consolidated financial statements, including the disclosures contained in the Corporation’s Annual Report on Form 10-K (“Form 10-K”) and its Quarterly Reports on Form 10-Q (“Form 10-Q”), under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” After review of the annual audited consolidated financial statements and the reports and discussions required by Sections IV.A.7. and IV.B.5. of this Charter, the Committee shall determine whether to recommend to the Board of Directors that such financial statements be included in the Corporation’s Form 10-K.

2.	The Committee shall be advised of (i) the execution by the Corporation’s Chief Executive Officer and Chief Financial Officer of the certifications required to accompany the filing of the Form 10-K and the Forms 10-Q, and (ii) any other information required to be disclosed to it in connection with the filing of such certifications.

3.	The Committee shall discuss with management and the independent auditor any significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles, and any major issues as to the adequacy and clarity of the Corporation’s disclosure procedures.

4.	The Committee shall review and discuss the quarterly reports from the independent auditor on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment recommended by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	The Committee shall discuss with management the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, and financial information and earnings guidance, if any, provided to analysts and rating agencies. Such discussion may be conducted generally (i.e., by discussing the types of information to be disclosed and the types of presentations to be made). The Committee may delegate responsibility for the review of the quarterly earnings press release to a member of the Committee.

6.	The Committee shall discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

7.	The Committee shall discuss with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board Interim Auditing Standard AU Section 380, “Communications with Audit Committees” relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

B.	Oversight of the Corporation’s Relationship with the Independent Auditor

1.	The Committee shall have the sole authority to appoint or replace the independent auditor. The Committee shall be directly responsible for the compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purposes of preparing or issuing an audit report or related work (including audit-related review or attest services). The independent auditor shall report directly to the Committee.

2.	The Committee shall review and approve in advance the annual plan and scope of work of the independent auditor, including staffing of the audit, and shall review with the independent auditor any audit-related concerns and management’s response.

3.	The Committee shall pre-approve all audit services and all permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by the independent auditor, to the extent required by law, according to established procedures. The Committee may delegate to one or more Committee members the authority to grant pre-approvals for audit and permitted non-audit services to be performed for the Corporation by the independent auditor, provided that decisions of such members to grant pre-approvals shall be presented to the full Committee at its next regularly scheduled meeting.

4.	The Committee shall review and evaluate the experience, qualifications and performance of the senior members of the independent auditor team on an annual basis. As part of such evaluation, the Committee shall review with the lead audit partner whether any of the audit team members receive any discretionary compensation from the audit firm with respect to procurement or performance of any services, other than audit, review or attest services, by the independent auditor.

5.	The Committee shall obtain and review a report from the independent auditor at least annually addressing (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditor and the Corporation (in order to assess if the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and the internal auditors).

6.	The Committee shall ensure the rotation of members of the audit engagement team, as required by law, and will require that the independent auditor provide a plan for the orderly transition of audit engagement team members. The Committee shall also consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

7.	The Committee shall establish the Corporation’s policies for the hiring by the Corporation of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation.

C.	Oversight of the Corporation’s Internal Audit Function and Internal Controls

1.	The Committee shall review and discuss with the independent auditor the annual audit plan of the Corporate Audit Department, including responsibilities, budget and staffing, and, if appropriate, shall recommend changes.

2.	The Committee shall review, as appropriate, the results of internal audits and shall discuss such matters with the Corporate Audit Department and with the Corporation’s management, including significant reports to management prepared by the Corporate Audit Department and management’s responses.

3.	The Committee shall participate in the appointment and performance evaluation of the Corporation’s Head of the Corporate Audit Department. The Committee shall also review the adequacy of resources to support the internal audit function, and, if appropriate, recommend changes.

4.	The Committee shall discuss, as appropriate, the adequacy of the Corporation’s internal controls with the Corporate Audit Department, the independent auditor and management, including, without limitation, reports regarding (a) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting. The Committee shall review and discuss, as appropriate, any special audit steps implemented by management to address significant control deficiencies.

5.	The Committee shall review and oversee management’s policies and processes for managing the major categories of risk affecting the Corporation, including operational, legal and reputational risks, and the steps management has taken to assess and control such risks.

D.	Oversight of the Corporation’s Compliance Function

1.	The Committee shall monitor the Corporation’s compliance function, including compliance with the Corporation’s policies, and shall review with the Corporation’s General Counsel and Director of Corporate Audit the adequacy and effectiveness of the Corporation’s procedures to ensure compliance with legal and regulatory requirements.

2.	The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

3.	The Committee shall discuss with management, the Corporation’s General Counsel and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Corporation’s financial statements or accounting policies.

4.	The Committee shall discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies.
V.  Clarification of Committee’s Role

The Committee’s role is one of oversight. It is the responsibility of the Corporation’s management to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles, and it is the responsibility of the Corporation’s independent auditor to audit those financial statements. Therefore, each member of the Committee, in exercising his or her business judgment, shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation from whom he or she receives information, and on the accuracy of the financial and other information provided to the Committee by such persons or organizations. The Committee does not provide any expert or other special assurance as to the Corporation’s financial statements or any expert or professional certification as to the work of the Corporation’s independent auditor.
VI.   Access to Management; Retention of Outside Advisers

A. Access to Management

The Committee shall have full, free and unrestricted access to the Corporation’s senior management and employees, and to the Corporation’s internal and independent auditors.

B. Access to Outside Advisers

The Committee has the authority to retain legal counsel, consultants, or other outside advisers, with respect to any issue or to assist it in fulfilling its responsibilities, without consulting or obtaining the approval of any officer of the Corporation.

The Corporation shall provide for appropriate funding, as determined by the Committee, for payment (i) of compensation to the independent auditor, (ii) to any advisers retained by the Committee, and (iii) of any ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out the Committee’s duties.
VII. Annual Evaluation; Charter Review

A. Annual Self-Evaluation

The Committee shall perform an annual review and self-evaluation of the Committee’s performance, including a review of the Committee’s compliance with this Charter. The Committee shall conduct such evaluation and review in such manner as it deems appropriate and report the results of the evaluation to the entire Board of Directors.

B. Charter Review

The Committee shall review and assess the adequacy of this Charter on an annual basis, and, if appropriate, shall recommend changes to the Board of Directors for approval.

merrill lynch and co., inc. 4 world financial center new york, ny 10080 www.ml.com

MERRILL LYNCH & CO., INC. PROXY Annual Meeting — April 28, 2006 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS E. Stanley O’Neal, Rosemary T. Berkery and Ahmass L. Fakahany are hereby appointed individually as proxies (with full power to act without the others and with full power of substitution) to attend and to vote for the undersigned on the matters listed on the reverse side hereof at the Annual Meeting of Shareholders to be held on April 28, 2006, or at any adjournment or postponement of that meeting and, in their discretion, upon other matters that arise at the meeting. This proxy revokes all proxies previously given for the same shares of stock. The shares represented by this proxy will be voted in accordance with instructions given on the back of this card. If this proxy is signed and returned without specific instructions as to any item or all items, it will be voted FOR the election of 3 directors as named herein, FOR the ratification of the appointment of the independent registered public accounting firm and AGAINST each of the shareholder proposals. (Signature of Shareholder) Date (Signature of Shareholder) Date Please vote on the reverse of this card. Sign, date and return this card promptly using the enclosed envelope. Sign exactly as name appears above. Each joint tenant should sign. When signing as attorney, trustee, etc., give full title.

The Board of Directors The Board of Directors recommends The Board recommends a vote AGAINST The Board a vote FOR proposals Recommends shareholder proposals Recommends (1) and (2) ? (3), (4) and (5) ? (1) The election to the Board of Directors of the FOR WITHHOLD 3 nominees named below all nominees authority to for a term of 3 years: listed (except as vote for all FOR AGAINST ABSTAIN Alberto Cribiore indicated to the nominees (3) Institute cumulative voting ? ? ? Aulana L. Peters contrary below) listed (4) Submit Director compensation to FOR AGAINST ABSTAIN Charles O. Rossotti ? ? shareholders for annual approval ? ? ? (2) Ratify appointment of (5) Submit Management Deloitte & Touche LLP Development and Compensation as independent registered public FOR AGAINST ABSTAIN Committee Report to shareholders FOR AGAINST ABSTAIN accounting firm ? ? ? for annual approval ? ? ? Instruction: To withhold authority to vote for a nominee, write the name of such person here: (To be signed on the other side)